UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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ILLINOIS TOOL WORKS INC.
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SEC 1913 (11-01)

Illinois Tool Works Inc.

3600 West Lake Avenue

Glenview, Illinois 60026

Notice of Annual Meeting of Stockholders

Friday, May 3, 2013

3:00 P.M.

The Northern Trust Company

50 South LaSalle Street

Chicago, Illinois 60603

ITW is holding its 2013 Annual Meeting for the following purposes:

1.	To elect the twelve directors named in this proxy statement for the upcoming year;

2.	To ratify the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm;

3.	To hold an advisory vote on executive compensation;

4.	To consider a stockholder proposal to adopt simple majority vote right, if presented at the Annual Meeting; and

5.	To conduct any other business as may be properly brought before the meeting.

The Board of Directors recommends that you vote “FOR” each of the director nominees, “FOR” ratification of the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm for 2013, “FOR” approval of the compensation of ITW’s named executive officers, and “AGAINST” the stockholder proposal, if presented at the meeting.

Only stockholders of record at the close of business on March 5, 2013 are entitled to vote.

YOUR VOTE IS IMPORTANT. Please return your proxy card or vote via the Internet or by telephone so that your shares will be voted and represented at the meeting, even if you plan to attend the meeting. Please note that brokers may not vote your shares on the election of directors, the advisory vote on executive compensation or on the stockholder proposal in the absence of your specific instructions as to how to vote.

The Company’s annual report to stockholders for fiscal year 2012 is enclosed with this proxy statement.

By Order of the Board of Directors,
Maria C. Green
Secretary

March 22, 2013

Illinois Tool Works Inc.

Proxy Statement

Internet Availability of Proxy Materials

We are furnishing proxy materials, which include our 2012 annual report, to many of our stockholders through the Internet. If you received a Notice of Internet Availability of Proxy Materials (E-Proxy Notice) by mail or electronically, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the E-Proxy Notice provides instructions on how you may access and review our proxy materials online. The E-Proxy Notice also instructs you on how you may submit your proxy via the Internet. If you received the E-Proxy Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the E-Proxy Notice. On or about March 22, 2013, we will begin mailing printed copies of our proxy materials to all stockholders who previously submitted a valid election to receive all future proxy materials and other stockholder communications in written format, and sending the E-Proxy Notice to all other stockholders.

Receiving Future Proxy Materials Electronically: Stockholders may also sign up to receive future proxy materials, including E-Proxy Notices and other stockholder communications electronically, instead of by mail. This will reduce our printing and postage costs and eliminate bulky paper documents from your personal files. To sign up to receive stockholder communications electronically, follow the instructions on your proxy card or E-Proxy Notice under “Vote by Internet.” You will need the 12-digit number that is printed in the box marked by the arrow g, which appears on your proxy card or E-Proxy Notice. This 12-digit number is sometimes called the control number. In order to receive the communications electronically, you must have an e-mail account and access to the Internet. If you own your shares through a broker or other nominee, you may contact them directly to request electronic access. Your consent to electronic access will be effective until you revoke it. You may revoke your consent by going to www.proxyvote.com and using the 12-digit number that is printed in the box marked by the arrow g to complete the revocation.

Questions and Answers

Below are questions often asked by stockholders of publicly held companies. We hope that the answers will assist you in casting your vote.

What am I voting on?

We are soliciting your vote on:

1.	The election of the twelve directors named in this proxy statement for the upcoming year;

2.	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013;

3.	An advisory vote on ITW’s executive compensation;

4.	A stockholder proposal to adopt simple majority vote right; and

5.	Any other business as may be properly brought before the meeting.

Who may vote?

Stockholders at the close of business on March 5, 2013, the record date, may vote. On that date, there were 451,466,551 shares of ITW common stock outstanding.

How many votes do I have?

Each share of ITW common stock that you own entitles you to one vote.

How do I vote?

You may vote your shares in one of the following four ways:

1. In person:	Attend our Annual Meeting, where ballots will be provided; or
2. By telephone:	See the instructions at www.proxyvote.com; or
3. By Internet:	See the instructions at www.proxyvote.com; or
4. By mail:	If you received a printed copy of these proxy materials by mail, by signing, dating and mailing the enclosed proxy card.

If you vote by telephone or Internet, you should have your proxy card or E-Proxy Notice in hand when you call or go to the proxy vote site. If you hold your shares through a bank or broker that does not offer telephone or Internet voting, please complete and return your proxy card by mail.

When must I submit my vote by Internet or by phone?

If you vote by Internet or by phone, you must transmit your vote by 10:59 p.m., Central Time, on May 2, 2013.

If I hold shares through an ITW Savings and Investment 401(k) Plan, when must I submit my vote?

Shares held through an ITW 401(k) plan must be voted by 10:59 p.m., Central Time, on April 30, 2013 in order to be tabulated in time for the meeting.

How does discretionary voting authority apply?

Stockholders of Record.  If you are a stockholder of record and you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. If your proxy card does not indicate how you want to vote, your proxy will be voted “FOR” the election of each director nominee, “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, “FOR” approval of ITW’s executive compensation, “AGAINST” the stockholder proposal to adopt simple majority voting, and “FOR” or “AGAINST” any other properly raised matter at the discretion of Susan Crown, Robert S. Morrison and Pamela B. Strobel, or any one of them.

Beneficial Owners.  If your shares are held in a brokerage account or by a nominee, and you do not provide your broker or nominee with voting instructions, the broker or nominee may represent your shares at the meeting for purposes of obtaining a quorum, but may not exercise discretion to vote your shares at the meeting unless the proposal is considered a routine matter. The only matter being proposed for stockholder vote at the 2013 Annual Meeting that is considered a routine matter is the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. As a result, your broker or nominee will not have discretion to vote on the election of directors, ITW’s executive compensation, or the stockholder proposal to adopt simple majority voting in the absence of voting instructions from you. If you are a beneficial owner, it is important that you provide instructions to your bank, broker or other holder of record so that your vote is counted.

May I revoke my proxy?

You may revoke your proxy at any time before it is voted at our Annual Meeting in one of four ways:

1.	Notify our Secretary in writing before our Annual Meeting that you wish to revoke your proxy;

2.	Submit another proxy with a later date;

3.	Vote by telephone or Internet after you have given your proxy; or

4.	Vote in person at our Annual Meeting.

What does it mean if I receive more than one E-Proxy Notice or set of proxy materials?

Your shares are likely registered differently or are in more than one account. For each notice, proxy and/or voting instruction card or e-mail notification you receive that has a 12-digit number, you must vote separately to ensure that all shares you own are voted.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of ITW shares entitled to vote at our Annual Meeting constitutes a quorum. Your shares will be considered part of the quorum if you return a signed and dated proxy card or if you vote by telephone or Internet. Abstentions and broker non-votes are counted as “shares present” at the meeting for purposes of determining if a quorum exists. A broker non-vote occurs when your bank, broker or other holder of record holding shares for you as the beneficial owner submits a proxy that does not indicate a vote as to a non-routine proposal because that holder has not received voting instructions from you and, therefore, does not have voting authority for that proposal.

What vote is required to approve each proposal, assuming a quorum is present?

Election of Directors:  The number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director to constitute approval by the stockholders.

Ratification of the Appointment of Independent Registered Public Accounting Firm:  The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote will constitute approval by the stockholders.

Advisory (Non-Binding) Vote on ITW’s Executive Compensation:  The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote will constitute approval by the stockholders.

Stockholder Proposal to Adopt Simple Majority Vote Right:  The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote will constitute approval by the stockholders.

What is the effect of a broker non-vote generally and on each proposal?

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Broker non-votes will not, therefore, impact our ability to obtain a quorum and will have no effect on the matters being submitted for approval at the Annual Meeting.

What if I “abstain” from voting?

An abstention on the election of directors will have no effect on the outcome. An abstention on the other proposals will have the effect of a vote against those proposals.

How do I submit a stockholder proposal?

To be considered for inclusion in our proxy statement for our May 2014 Annual Meeting, a stockholder proposal must be received no later than November 22, 2013. Your proposal must be in writing and must comply with the proxy rules of the Securities and Exchange Commission or SEC. You should send your proposal to our Secretary at our address on the cover of this proxy statement.

You also may submit a proposal that you do not want included in the proxy statement, but that you want to raise at our May 2014 Annual Meeting. We must receive your proposal in writing on or after January 3, 2014, but no later than February 2, 2014. As detailed in the advance notice procedures described in our by-laws, for a proposal other than the nomination of a director to be properly brought before an annual meeting, your notice of proposal must include: (1) your name and address, as well as the name and address of the beneficial owner of the shares, if any; (2) the number of shares of ITW stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings entered into by you or any beneficial owner with respect to the shares (which information must be supplemented as of the record date) or the business proposed to be brought before the meeting; (4) any other information regarding you or any beneficial owner that would be required under the SEC’s proxy rules and regulations; and (5) a brief description of the business you propose to be brought before the meeting, the reasons for conducting that business at the meeting, and any material interest that you or any beneficial owner has in that business.

How do I nominate a director?

If you wish to nominate an individual for election as a director at our May 2014 Annual Meeting, our Secretary must receive your written nomination on or after January 3, 2014, but no later than February 2, 2014. As detailed in the advance notice procedures described in our by-laws, for a nomination to be properly brought before an annual meeting, your notice of nomination must include: (1) your name and address, as well as the name and address of the beneficial owner of the shares, if any; (2) the number of shares of ITW stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings entered into by you or any beneficial owner with respect to the shares (which information must be supplemented as of the record date); (4) the name, age and home and business addresses of the nominee; (5) the principal occupation or employment of the nominee; (6) the number of shares of ITW stock that the nominee beneficially owns; (7) a statement that the nominee is willing to be nominated and serve as a director; (8) a statement as to whether the nominee, if elected, intends to tender his or her resignation in accordance with our Corporate Governance Guidelines; (9) an undertaking to provide any other information required to determine the eligibility of the nominee to serve as an independent director or that could be material to stockholders’ understanding of the nominee’s independence; and (10) any other information regarding you, any beneficial owner or the nominee that would be required under the SEC’s proxy rules and regulations had our Board of Directors nominated the individual. Any nomination that you make must be approved by our Corporate Governance and Nominating Committee, as well as by our Board of Directors. The process for the selection of director candidates is described under “Corporate Governance Policies and Practices — Director Candidate Selection Process” below.

Who pays to prepare, mail and solicit the proxies?

We will pay the cost of solicitation of proxies including preparing, printing and mailing this proxy statement and the E-Proxy Notice. We will also authorize brokers, dealers, banks, voting trustees and other nominees and fiduciaries to forward copies of the proxy materials to the beneficial owners of ITW common stock. Upon request, we will reimburse them for their reasonable expenses. In addition, our officers, directors and employees may solicit proxies in person, by mail, by telephone or otherwise. In the event that we decide to engage a proxy solicitation firm to assist with the solicitation of proxies, we would expect to engage Georgeson and that the additional cost to be borne by us would be approximately $10,000 plus reasonable and approved out-of-pocket expenses.

Election of Directors

Stockholders are being asked to elect the twelve directors named in this proxy statement at our Annual Meeting. The individuals listed below have been nominated by the Board of Directors as recommended by the Corporate Governance and Nominating Committee. See “Corporate Governance Policies and Practices” for more information regarding our candidate selection process. Each director will serve until the May 2014 Annual Meeting, until a qualified successor director has been elected, or until he or she resigns or is removed.

We will vote your shares as you specify on the proxy card, by telephone, by Internet or by mail. If you do not specify how you want your shares voted, we will vote them “FOR” the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares “FOR” that other person. The Board of Directors does not anticipate that any nominee will be unable to serve.

Each nominee for director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a variety of areas. Set forth below is biographical information provided by the nominees, as well as a description of the experiences, qualifications, skills and attributes that led the Corporate Governance and Nominating Committee and the Board to conclude that each nominee should serve as a director of the Company.

Daniel J. Brutto, 56, has served as Senior Vice President of United Parcel Service, Inc., a global package delivery, supply chain management and freight forwarding company, and President of UPS International since January 2008 and has announced his plan to retire from these positions at the end of April 2013. Previously he served as President, Global Freight Forwarding, for UPS from 2006 to 2007, and corporate controller from 2004 to 2006. Mr. Brutto has over 38 years of experience at UPS, serving over the years in various functional areas with increasing levels of responsibility, including operations, finance, information systems, mergers & acquisitions, marketing, business development and international. Mr. Brutto was elected as a director of ITW in February 2012 and has not served as a director of any other publicly traded company in the last five years. Mr. Brutto serves on the boards of various civic and not-for-profit organizations. In addition, he serves on the board of the US-China Business Council, and in the past he has served on the Guangdong Economic Council, the Turkish Economic Council and as a delegate to the World Economic Forum, Davos, Switzerland. Mr. Brutto’s experience integrating multiple freight forwarding units and establishing UPS operations in 35 countries across Europe and Asia, as well as his global perspective, are considered valuable additions to the Board.

Susan Crown, 54, has served as Vice President of Henry Crown and Company, a business with diversified investments, since 1984. Ms. Crown is currently a director of Northern Trust Corporation and its subsidiary, The Northern Trust Company, and has not served as a director of any other publicly traded company in the last five years. Ms. Crown has served as a director of ITW since 1994. Ms. Crown’s experience includes executive experience in diversified manufacturing, cellular phone, home furnishings and real estate businesses. She has extensive experience with civic and not-for-profit organizations, having served on the boards of many such organizations and having received a number of awards for her distinguished civic service. Her experience as a board member at Northern Trust Corporation, The Northern Trust Company and various large not-for-profit organizations has given her a valuable perspective on many current corporate responsibility topics.

Don H. Davis, Jr., 73, retired as Chairman of the Board of Rockwell Automation, Inc., a leading global provider of industrial automation power, control and information products and services, in February 2005, a position he had held since 1998. From 1997 to 2005, he also served as Rockwell’s Chief Executive Officer. Mr. Davis is not currently a director of any publicly traded company other than ITW; however, he was formerly a director of Ciena Corporation, Journal Communications, Inc. and Rockwell Automation, Inc. Mr. Davis has served as a director of ITW since 2000. In addition to his experience as chief executive officer of a major global industrial manufacturing company, Mr. Davis has an extensive background in mechanical engineering. He also has many years of experience on public company boards, as well as on the boards of civic and other not-for-profit organizations. His experience and background have enabled him to develop a deep operational understanding of our global businesses and work force.

James W. Griffith, 59, has served as President and Chief Executive Officer of The Timken Company, a manufacturer of bearings, alloy and specialty steels and components, since 2002, and previously served as President and Chief Operating Officer from 1999 to 2002. Mr. Griffith joined Timken in 1984, and has held positions in various functional areas of Timken with increasing levels of responsibility, including purchasing and logistics, manufacturing and international operations. From 1996 to 1999, he led Timken’s automotive business in North America and Timken’s bearing business activities in Asia and Latin America. Prior to joining Timken, he held production and engineering positions at Martin Marietta, Bunker Hill Company and Homestake Mining Company. Mr. Griffith is currently a director of The Timken Company and was elected as a director of ITW in March 2012. He served as a director of Goodrich Corporation until July 2012. He also serves on the board of the US-China Business Council and a number of other industry and not-for-profit organizations. Mr. Griffith’s broad experience in manufacturing and engineering and his international perspective are considered valuable additions to the Board.

Robert C. McCormack, 73, is an Advisory Director of Trident Capital, Inc., a venture capital firm, and was a Partner of Trident from 1993 to 2004. From 1987 to 1993, Mr. McCormack served successively as Deputy Under Secretary of Defense and Assistant Secretary of the Navy (Finance and Comptroller). Within the past five years, Mr. McCormack was a director of MeadWestvaco Corporation, Northern Trust Corporation and its subsidiary, The Northern Trust Company, and DeVry Inc. Mr. McCormack has served as a director of ITW since 1993 and previously served as a director of ITW from 1978 through 1987. Mr. McCormack’s extensive experience in the investment banking industry and private equity investment, in addition to his service in the Navy, where he was responsible for the operating financial systems throughout the United States Department of the Navy, has given him vast experience in managing complex financial systems. He also has extensive experience as a director of other large cap public companies, as well as financial institutions.

Robert S. Morrison, 70, retired as Vice Chairman of PepsiCo, Inc., a beverage and food products company, having served in that position from 2001 to 2003. From 1997 to 2001, prior to its merger with PepsiCo, he was Chairman, President and Chief Executive Officer of The Quaker Oats Company. He also served as interim Chairman and Chief Executive Officer of 3M Company from June to December 2005. Mr. Morrison is currently a director of 3M Company and Aon Corporation, was formerly a director of The Tribune Co., has served as a director of ITW since 2003 and currently serves as ITW’s non-executive Chairman. Mr. Morrison’s experience as a former top executive of three public global companies and his long-standing experience as a director of 3M Company and Aon Corporation, as well as other public companies and civic and not-for-profit organizations, provide valuable insight and understanding of global operations.

E. Scott Santi, 51, has served as President and Chief Executive Officer of ITW since November 2012 and as President and Chief Operating Officer from October to November 2012. Previously, Mr. Santi served as Vice Chairman from December 2008 to October 2012 and Executive Vice President from October 2004 to December 2008. He has served as a director of ITW since November 2012, and currently serves as a director of W.W. Grainger, Inc. He has not served as a director of any other publicly traded company in the last five years. Mr. Santi also has significant experience as a participating board member of a number of professional and not-for-profit organizations. With close to 30 years of experience at ITW, Mr. Santi has a deep understanding of its business operations, operating philosophy, and culture.

James A. Skinner, 68, retired as Vice Chairman and Chief Executive Officer of McDonald’s Corporation, a global restaurant chain, having served in those positions from 2004 to June 2012. Previously, Mr. Skinner served as Vice Chairman from 2003 to 2004; as President and Chief Operating Officer of McDonald’s Restaurant Group from February 2002 to December 2002; as President and Chief Operating Officer of McDonald’s Europe, Asia/Pacific, Middle East and Africa from 2001 to 2002; and as President of McDonald’s-Europe from 1997 to 2001. Mr. Skinner is currently the non-executive Chairman of Walgreen Co. and a director of McDonald’s Corporation. He has served as a director of ITW since 2005. He has not served as a director of any other publicly traded company in the last five years. Mr. Skinner’s valuable experience serving as the chief executive officer of one of the world’s largest companies and holding various positions within the organization, including executive positions in McDonald’s international operations throughout the world, gives him a variety of experiences in many different management and executive roles. His broad experience gives him valuable insights and perspectives to our global operations.

David B. Smith, Jr., 46, has served as Executive Vice President for Policy & Legal Affairs and General Counsel of Mutual Fund Directors Forum, a not-for-profit membership organization for independent investment company directors and an advocate on important policy matters, since 2005. From 1996 to 2005, Mr. Smith held several positions at the Securities and Exchange Commission serving as Associate Director, Division of Investment Management, from 2001 to 2005; Assistant General Counsel for Investment Management, Office of the General Counsel, from 1998 to 2001; and Attorney, Office of the General Counsel, from 1996 to 1998. Mr. Smith is currently a director of Northern Trust Corporation and its subsidiary, The Northern Trust Company, and has not served as a director of any other publicly traded company in the last five years. Mr. Smith has served as a director of ITW since 2009. Mr. Smith’s extensive legal and regulatory experience from serving in various legal and supervisory capacities at the Securities and Exchange Commission, as well as his executive experience in a mutual fund industry organization, enable him to bring to the Board the perspective of both a regulator and industry participant, and his experience working with independent fund directors gives him a unique perspective as an independent Board member of ITW. Mr. Smith is a nephew of Mr. Harold B. Smith, an emeritus director of ITW.

Pamela B. Strobel, 60, retired as Executive Vice President and Chief Administrative Officer of Exelon Corporation and President of Exelon Business Services Company, an electric and gas utility company, in October 2005, a position she had held since 2003, previously serving as Chairman and Chief Executive Officer of Exelon Energy Delivery from 2000 to 2003. Prior to that, she served as Executive Vice President of Unicom and its chief subsidiary, ComEd, having joined ComEd as General Counsel in 1993. Ms. Strobel is currently a director of Domtar Corporation and State Farm Mutual Automobile Insurance Company. Ms. Strobel has served as a director of ITW since 2008. With her extensive executive and legal experience in the energy industry, her experience as a director of other large public companies and her involvement in civic activities and not-for-profit organizations, Ms. Strobel’s experience and perspectives are valuable contributions to the Board’s overall expertise.

Kevin M. Warren, 50, has served as President of U.S. Client Operations for Xerox Corporation since June 2010. Since 1984, Mr. Warren has held several positions at Xerox with increasing levels of responsibility, including serving as Chairman, President and Chief Executive Officer of Xerox Canada, from 2007 to 2010; Senior Vice President, Acquisition Transition Office in 2007; and Senior Vice President, U.S. Eastern Sales, U.S. Solutions Group from 2004 to 2007. He also serves as a director of a number of professional, civic and not-for-profit organizations. Mr. Warren has served as a director of ITW since 2010 and has not served as a director of any other publicly traded company in the last five years. Mr. Warren’s extensive experience in executive management, global operations and sales gives him valuable insights and perspectives to our global sales and operations.

Anré D. Williams, 47, has been President, Global Merchant Services, of American Express Company since 2011. From 2007 to 2011, Mr. Williams was President, Global Commercial Card, of American Express. From 1989 to 2007, Mr. Williams held several positions at American Express, serving as Executive Vice President, U.S. Commercial Card, from 2003 to 2007; Senior Vice President, U.S. Middle Market, from 2000 to 2003; Vice President and General Manager, Western Region, Corporate Services, from 1999 to 2000; and Vice President, Acquisition and Advertising, from 1996 to 1999. Mr. Williams has served as a director of ITW since 2010 and is a former director of Ryerson Inc. Mr. Williams has not served as a director of any other publicly traded company in the last five years. Mr. Williams’ extensive experience in executive management, leading global businesses and financial services, and his experience as a director of another large public company are valuable contributions to the Board’s overall expertise, as well as to our global operations.

The Board of Directors recommends a vote “FOR” the election of all of the above nominees.

Board of Directors and Its Committees

The Company’s Board of Directors met eight times during 2012. In addition to these Board meetings, directors attended meetings of Board committees. Non-employee directors, all of whom are independent, met five times in regularly scheduled executive sessions in conjunction with regular board meetings and once in a separately convened meeting of independent directors. Mr. Robert S. Morrison, who was named non-executive Chairman of the Board in November 2012 and served as lead director prior to that date, serves as the Chairman of executive sessions of the independent directors.

As stated in the Company’s Corporate Governance Guidelines, the Board believes that it is in the best interests of the Company to examine whether the roles of Chairman and Chief Executive Officer should be combined each time the Board elects a new chief executive officer. E. Scott Santi was elected President and CEO in November 2012, after the death of David B. Speer. The Board decided to separate the roles of CEO and Chairman at that time and elected Robert S. Morrison, who was then lead director, as non-executive Chairman. Our Corporate Governance Guidelines also state that the Board has the discretion to combine or separate the offices of CEO and Chairman at such time or times as it deems appropriate.

The Board of Directors has standing audit, compensation, corporate governance and nominating, finance, and executive committees. Under the terms of their charters, each member of the audit, compensation, and corporate governance and nominating committees must meet applicable New York Stock Exchange (“NYSE”) and SEC independence requirements. The Company encourages its directors to attend all Board and committee meetings and the Annual Meeting of Stockholders. In 2012, during the time they were serving, all of the directors attended at least 75% of the meetings of the Board and the committees on which they serve, and all of the directors then serving attended our 2012 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee is responsible for the engagement of our independent registered public accounting firm and assists the Board with respect to matters involving and overseeing accounting, financial reporting and internal audit functions. In addition, the Committee is responsible for the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independence and performance of ITW’s independent registered public accounting firm, and the performance of the Company’s internal audit function. Finally, the Audit Committee reviews and evaluates our policies and practices with respect to risk assessment and risk management and steps taken by management to monitor and control such exposures. Additional information on the Committee and its activities is set forth under “Audit Committee Report” below.

Compensation Committee

The Compensation Committee establishes and oversees executive compensation policies, including issues relating to pay and performance, targeted positioning and pay mix. The Compensation Committee recommends to the other independent directors compensation for the chief executive officer, reviews and approves the chief executive officer’s recommendations regarding the compensation of our other executive officers, and makes recommendations regarding new incentive compensation and equity-based plans or amendments to any such existing plans. The

Compensation Committee also is responsible for reviewing and evaluating risks arising from our compensation policies and practices and providing input to management on whether such policies and practices may have a material adverse effect on the Company.

Under its charter, the Compensation Committee may retain an independent compensation consultant or other advisors. The Compensation Committee engaged Frederic W. Cook & Co., an independent consultant (“Cook”), as its independent advisor to review the Company’s overall executive compensation program, review the peer group of companies used by the Compensation Committee for comparison purposes and assess our compensation governance process. Cook was asked to review materials relevant to the overall compensation of our executives and to meet with our management and members of the Compensation Committee in order to gain strategic insight into the Company’s compensation programs. Cook also provided market data to the Compensation Committee regarding retainer fees for non-executive chairmen. Based on representations from Cook and executive officers of the Company, the Compensation Committee has determined that Cook and its individual compensation advisor to the committee are independent.

On a limited basis, Company management has engaged Aon Hewitt and Towers Watson & Co. to provide competitive market data (including information with respect to the Company’s peer group companies). From time to time, the Compensation Committee reviews the materials provided by Aon Hewitt and Towers Watson & Co. to management.

Additional information on the Compensation Committee, its activities, its relationship with its compensation consultant and the role of management in setting compensation, is provided under “Compensation Discussion and Analysis” below.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee identifies, evaluates and recommends director candidates; develops, administers and recommends corporate governance guidelines; oversees the evaluations of the performance and procedures of the Board and individual directors; and makes recommendations as to Board committees and Board size. This committee also oversees and makes recommendations to the independent directors regarding non-employee director compensation. See “Corporate Governance Policies and Practices — Director Candidate Selection Process” below for a description of the director selection process.

Finance Committee

The Finance Committee reviews, evaluates and recommends management’s proposals to the Board relating to the Company’s financing, investment portfolio and real estate investments, and reviews and evaluates an annual summary of the funding and investment status of significant benefit plans sponsored by the Company globally. The Finance Committee also periodically reviews and evaluates risks arising from the Company’s investments, treasury function (such as derivatives and interest rates) and liquidity.

Executive Committee

The Executive Committee may act on behalf of the Board if a matter requires Board action between meetings of the full Board. The Executive Committee’s authority in certain matters is limited by law and our by-laws.

Committee Memberships

The following table shows the committee membership and the number of meetings held by each committee during 2012:

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Finance Committee	Executive Committee
Daniel J. Brutto	X(1)			X(1)
Susan Crown		X	X		Chair
Don H. Davis, Jr.			X	X
James W. Griffith	X(2)	X(2)
Robert C. McCormack	X			Chair	A(3)
Robert S. Morrison		X	Chair		X
E. Scott Santi					X(4)
James A. Skinner		Chair	X		X
David B. Smith, Jr.	X			X
David B. Speer					X(5)
Pamela B. Strobel	Chair		X		A(3)
Kevin M. Warren	X	X
Anré D. Williams	X			X
Fiscal 2012 meetings	4	3	3	3	1

(1)	Committee member since February 2012.

(2)	Committee member since March 2012.

(3)	Alternate member of Executive Committee.

(4)	Committee member since December 2012.

(5)	Committee member until his death in November 2012.

Board’s Role in Risk Oversight

The Board of Directors is responsible for the overall risk oversight of the Company. While the Board has delegated to the Audit Committee the responsibility to review and evaluate the Company’s overall risk policies and practices, the responsibility for the review and evaluation of risks relating to investments and other treasury functions has been delegated to the Finance Committee, and risks arising from the Company’s compensation policies and practices has been delegated to the Compensation Committee. Each of these committees reports their findings to the full Board, and the Compensation Committee is also responsible for providing input to management on whether the Company’s compensation policies and practices may have a material adverse effect on the Company.

The Company has identified key business risks of the Company, including, but not limited to, the Company’s business structure simplification initiative, emerging markets, tax, acquisitions and divestitures, business environment (including industry, market, sourcing, competition and operations), legal (including product liability), pension funding, financial, regulatory and investment risks, and has established a formal process for continuous review of such risks. At each Audit Committee meeting, Company management gives a presentation on at least one of these risks, providing the Audit Committee members an opportunity to discuss the risks and the risk mitigation processes. Certain risks are reviewed and discussed annually, while others are considered on a rotating basis. The Audit Committee reports its evaluation of each risk presentation to the full Board after each Audit Committee meeting.

The risk reviews conducted by the Compensation and Finance Committees are also reported to the full Board on a regular basis. The Company believes that because each of these committees is comprised of independent directors, the President and Chief Executive Officer of the Company is subject to the risk oversight of independent directors.

Corporate Governance Policies and Practices

General

We have long believed that good corporate governance is important to assure that the Company is managed for the long-term benefit of its stockholders. Accordingly, we continuously review our corporate governance policies and practices not only for compliance with applicable law, the rules and regulations of the SEC, and the listing standards of the NYSE, but also for good corporate governance principles and standards of behavior. In 2010, we adopted a new Global Anti-Corruption Policy, which supplements our Statement of Principles of Conduct and provides detailed guidance to our employees on prohibited actions under anti-bribery and anti-corruption laws. We also adopted a hedging policy that prohibits our key employees and directors from hedging the risk of ownership in ITW stock and a clawback policy that provides for the recovery of incentive compensation payments from our senior officers in the event of an accounting restatement (whether or not based on misconduct) due to material noncompliance with financial reporting requirements. Effective April 1, 2013, we added a prohibition against future pledges of ITW stock to our hedging policy.

Our Board of Directors has adopted and annually reviews charters for our Audit, Compensation, and Corporate Governance and Nominating Committees. We maintain a corporate governance section on our website that includes the charters of these committees, the Company’s Corporate Governance Guidelines, the Company’s Statement of Principles of Conduct (our code of business conduct and ethics for directors, officers and employees), Global Anti-Corruption Policy and the Company’s Code of Ethics for the Chief Executive Officer and key financial and accounting personnel. In addition, we will promptly post any amendments to or waivers of the Code of Ethics on our website. You can find this and other corporate governance information at www.itw.com. We also will provide copies of this information upon request.

Communications with Directors

Stockholders and other interested parties may communicate with any of our directors, including Robert S. Morrison, our Chairman, or with the independent directors as a group by sending an e-mail to independentdirectors@itw.com or by writing to the independent directors as a group or to any of our directors c/o Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, IL 60026, Attention: Secretary, with a designation on the outside of the envelope as a “Board Communication.” Relevant communications will be forwarded by the Secretary to the appropriate directors depending on the facts and circumstances outlined in the communication.

Board Independence

Our Board conducts an annual review as to whether each of our directors meets the applicable independence standards of the NYSE. In accordance with the NYSE listing standards, our Board of Directors has adopted categorical standards for director independence. A copy of the Company’s Categorical Standards for Director Independence is attached as Appendix A. A director will not be considered independent unless the Board of Directors determines that the director has no material relationship with the Company (directly, or as a partner, stockholder or officer of an organization that has a material relationship with the Company).

The Board has determined that each of the current directors, except E. Scott Santi, has no material relationship with the Company other than as a director and is independent within the meaning of the Company’s Categorical Standards for Director Independence and the listing standards of the NYSE. In making its independence determinations, the Board of Directors has broadly considered all relevant facts and circumstances including that: (1) Ms. Crown and Mr. Smith serve as directors of Northern Trust Corporation and its subsidiary, The Northern Trust Company, with which the Company has a commercial banking relationship as described under “Certain Relationships and Related Transactions” below; (2) Messrs. Morrison and Skinner serve as directors, and Mr. Griffith serves as a director and officer, of companies that have an existing customer or supplier relationship with the Company; (3) Ms. Crown and immediate family members have direct and indirect interests in a company with which we conduct business; (4) Ms. Strobel serves as a director of two companies with which we conduct business, one of which owns approximately 5.1% of the Company’s common stock; (5) Mr. David B. Smith, Jr. is the nephew of Harold B. Smith, emeritus director of the Company; and (6) each of Messrs. Brutto, Warren and Williams is an officer of a company with which we conduct business. The Board has concluded that these relationships are not material and, therefore, do not impair the independence of the directors.

Director Qualifications

Our directors play a critical role in guiding the Company’s strategic direction and oversee the management of the Company. Board candidates are considered based upon various criteria, such as their personal integrity and judgment, broad-based business and professional skills and experiences, a global business and social perspective, and concern for the long-term interests of our stockholders. Although there is no specific policy regarding Board diversity, racial, ethnic and gender diversity are also important factors considered in the director selection process. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the global manufacturing environment. Accordingly, we seek to attract and retain a diverse board composed of highly qualified directors who have sufficient time to attend to their duties and responsibilities to the Company. Of the twelve directors currently on our Board, two are women and two are African American.

Director Candidate Selection Process

The Corporate Governance and Nominating Committee, or other members of the Board of Directors, may identify a need to add new members to the Board of Directors with specific skills or simply to fill a vacancy on the Board. At that time the Corporate Governance and Nominating Committee would initiate a search, seeking input from Board members and senior management and, to the extent it deems appropriate, engaging a search firm. An initial qualified candidate or a slate of qualified candidates would be identified and presented to the Committee for its evaluation and approval. The Committee would then seek full Board endorsement of the selected candidate(s).

Our by-laws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. The policy of the Corporate Governance and Nominating Committee is to consider a properly submitted stockholder nomination for election as director. For a description of the process for submitting a director candidate in accordance with the Company’s by-laws, see “Questions and Answers — How do I nominate a director?” above.

Assuming that a properly submitted stockholder recommendation for a director candidate has been received, the Corporate Governance and Nominating Committee will evaluate that candidate by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by other sources, but the Committee has no obligation to recommend that candidate for nomination.

Director and Officer Succession Planning

The Corporate Governance and Nominating Committee has worked with several search firms in recent years to assist in identifying and evaluating potential candidates for the Board. In 2010, Russell Reynolds Associates, Inc. recommended Kevin M. Warren and Anré D. Williams. In 2011, Spencer Stuart, Inc. recommended James W. Griffith, and James Drury Partners recommended Daniel J. Brutto. The Corporate Governance and Nominating Committee evaluated Messrs. Warren, Williams, Griffith and Brutto and found that they were all desirable additions to the Board, especially in light of their diverse executive experience and extensive operational and international perspectives. The Committee recommended and the Board elected Messrs. Warren and Williams in August 2010. Messrs. Griffith and Brutto were considered and elected to the Board in early 2012.

Leadership development, including succession planning, has long been a priority of our senior executive team, as we recognize the importance of identifying and developing candidates for the full range of management positions. This is reflected in the fact that the individual performance goals of our senior executive officers, including the CEO, over the last several years have included leadership development and/or succession planning as a significant element of annual incentive compensation. See “Compensation Discussion and Analysis — Annual Cash Incentives — Personal Objectives-Based Annual Cash Incentive (O Factor)” below. The CEO oversees the leadership development efforts by the named executive officers other than the CEO, and the Board oversees the leadership development efforts by the CEO. The Company has a rigorous process for annual talent review and leadership development for senior executive management. In addition, the Company has built a pipeline of qualified potential candidates for executive vice presidents, senior vice presidents, vice presidents, group presidents and general managers.

Director Election

Our by-laws provide for the election of directors in uncontested elections by majority vote. Under this majority vote standard, each director must be elected by a majority of the votes cast with respect to that director. For this purpose, a majority of the votes cast means that the number of shares voted “for” a director exceeds the number of shares voted “against” that director. In a contested election, directors will be elected by a plurality of the votes represented in person or by proxy at the meeting. An election is contested if the number of nominees exceeds the number of directors to be elected. Whether an election is contested or not is determined ten days in advance of when we file our definitive proxy statement with the SEC. This year’s election is uncontested, and the majority vote standard will apply.

If a nominee who is serving as a director is not elected at an annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director” until his or her successor is elected. Our Corporate Governance Guidelines, however, require any nominee for director who fails to receive a majority of the votes cast for his or her election to tender his or her resignation. The Corporate Governance and Nominating Committee of the Board will consider the resignation and recommend to the Board whether to accept or reject it. In considering the resignation, the Committee will take into account such factors as any stated reasons why stockholders voted against the election of the director, the length of service and qualifications of the director, the director’s contributions to the Company, and our Corporate Governance Guidelines. The Board will consider the Committee’s recommendation, but no director who failed to receive a majority of the votes cast will participate. We will disclose the results of the Committee’s review within 90 days of such annual meeting. At our 2012 Annual Meeting, each director received a majority of the votes cast for his or her election.

Director Compensation

Annual Retainer and Chair Fees

In 2012, the annual cash retainer for non-employee directors was $135,000. In addition, retainer fees for lead director and for the chair of the Audit, Compensation, Corporate Governance and Nominating, Finance, and Executive Committees were as follows: lead director retainer fee, $20,000; Audit and Compensation Committee chair fees, $20,000; Corporate Governance and Nominating and Finance Committee chair fees, $10,000; and Executive Committee chair fee, $5,000. In November 2012, the lead director became the non-executive Chairman. Commencing November 18, 2012, the non-executive Chairman receives an annual retainer fee of $100,000. Non-employee directors are given the opportunity to elect annually to receive all or a portion of their annual retainer and chair fees in an equivalent value of ITW common stock pursuant to our Illinois Tool Works Inc. 2011 Long-Term Incentive Plan (the “Long-Term Incentive Plan”). The number of ITW shares to be issued to a director is determined by dividing the dollar amount of the fee subject to the election by the fair market value of ITW common stock on the date the fee otherwise would have been paid in cash.

Directors’ Deferred Fee Plan

Non-employee directors can defer receipt of all or a portion of their annual retainer and chair fees until retirement or resignation. Deferred cash amounts are credited with interest quarterly at current rates. A director can also elect to defer receipt of any ITW common stock to be received in lieu of a cash payment, in which case the deferred shares are credited as stock units to an account in the director’s name. The account receives additional credit for cash dividends and is adjusted for stock dividends, splits, combinations or other changes in ITW common stock upon retirement, resignation or a corporate change (as defined in our Long-Term Incentive Plan), with any fractional shares paid in cash.

ITW Common Stock

The Company grants stock to its non-employee directors under our Long-Term Incentive Plan, which links this element of compensation to long-term performance. Under our director compensation program, non-employee directors serving in 2012 received an annual stock grant equivalent in value to approximately $105,000. Our non-executive Chairman receives an additional annual stock grant equivalent in value to $100,000.

Phantom ITW Stock

To further tie a portion of their compensation to our long-term performance, non-employee directors of the Company were awarded 1,000 units of phantom stock upon first becoming a director. The value of each unit equals the market value of one share of ITW common stock. Additional units are credited to a director’s phantom stock account in an amount equivalent to cash dividends paid on ITW stock. Accounts are adjusted for stock dividends, stock splits, combinations or similar changes. A director is eligible for a cash distribution from his or her account at retirement or upon approved resignation. Directors may elect to receive their distribution in either a lump sum or in up to ten annual installments. Directors receive the value of their phantom stock accounts immediately upon a change in control. The Board discontinued the grant of phantom stock units in May 2012.

Director Compensation in Fiscal Year 2012

The following table summarizes the compensation for our non-employee directors who served during 2012. Fees for Messrs. Brutto and Griffith are based on the dates they became ITW directors. Fees and stock awards shown for Mr. Morrison include a pro-rated portion of additional fees and an additional stock award for his services as non-executive Chairman.

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)	Total ($)
Daniel J. Brutto	$120,164	$104,934	$225,098
Susan Crown	$140,000	$104,934	$244,934
Don H. Davis, Jr.	$135,000	$104,934	$239,934
James W. Griffith	$112,500	$104,959	$217,459
Robert C. McCormack	$145,000	$104,934	$249,934
Robert S. Morrison	$177,000	$154,909	$331,909
James A. Skinner	$155,000	$104,934	$259,934
David B. Smith, Jr.	$135,000	$104,934	$239,934
Pamela B. Strobel	$155,000	$104,934	$259,934
Kevin M. Warren	$135,000	$104,934	$239,934
Anré D. Williams	$135,000	$104,934	$239,934

(1)	The following directors elected to convert some or all fees earned in 2012 to shares of ITW common stock and to defer receipt of those shares:

Name	Fees Deferred in 2012	Number of Shares
Susan Crown	$70,000	1,221
Don H. Davis, Jr.	$135,000	2,354
Robert S. Morrison	$177,000	3,067
James A. Skinner	$155,000	2,703
Pamela B. Strobel	$155,000	2,703

(2)	Fees include the $135,000 annual retainer, lead director fee, non executive Chairman fee and committee chair fees prorated where applicable.

(3)	Each director serving in 2012 received an annual stock grant of 1,879 shares equivalent in value to approximately $105,000, except that Mr. Griffith, part of whose stock grant was issued on a different date than other directors, received 1,860 shares. Mr. Morrison received a pro-rated stock grant of 817 shares equivalent in value to approximately $50,000 on December 7, 2012 for his services as non-executive Chairman. In addition, as of December 31, 2012, the directors’ phantom stock accounts had phantom stock unit balances as follows: Mr. Brutto, 1,026; Ms. Crown, 5,371; Mr. Davis, 2,571; Mr. Griffith, 1,026; Mr. McCormack, 5,371; Mr. Morrison, 2,467; Mr. Skinner, 2,399; Mr. Smith, 1,090; Ms. Strobel, 1,150; Mr. Warren, 1,069; and Mr. Williams, 1,069.

Ownership of ITW Stock

Directors and Executive Officers

The following table shows the amount of ITW common stock beneficially owned by the directors, the named executive officers, and all directors and executive officers as a group as of December 31, 2012. The “named executive officers” as shown in the table are our current Chief Executive Officer, our Chief Financial Officer and the next three most highly-compensated executive officers who were serving at the end of the last fiscal year (based on total compensation, less the increase in pension value and nonqualified deferred compensation earnings). The “percent of class” calculation is based on 455,047,668 shares of ITW common stock outstanding as of December 31, 2012.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options and restricted stock units that are currently vested or that become vested within 60 days. Except as otherwise noted, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

The number of the directors’ phantom stock units disclosed in the table represents an equivalent number of shares of ITW common stock as of December 31, 2012. Phantom stock units are not transferable and have no voting rights. The units are payable in cash and are not included in the “percent of class” calculation.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Phantom Stock Units	Percent of Class
Directors (other than Executive Officers)
Daniel J. Brutto	2,922		1,026	*
Susan Crown	47,807	(1)	5,371	*
Don H. Davis, Jr.	46,805	(2)	2,571	*
James W. Griffith	3,860		1,026	*
Robert C. McCormack	12,116,469	(3)	5,371	2.7%
Robert S. Morrison	77,529	(4)	2,467	*
James A. Skinner	28,766	(5)	2,399	*
David B. Smith, Jr.	128,751	(6)	1,090	*
Pamela B. Strobel	22,267	(7)	1,150	*
Kevin M. Warren	6,789	(8)	1,069	*
Anré D. Williams	9,147		1,069	*
Named Executive Officers
E. Scott Santi	458,233	(9)	—	*
Ronald D. Kropp	296,451	(10)	—	*
David C. Parry	340,738	(11)	—	*
Craig A. Hindman	356,507	(12)	—	*
Roland M. Martel	305,668	(13)	—

Directors and Executive Officers as a Group (26 Persons)	15,419,448	(14)	24,609	3.4%

*	Less than 1%

(1)	Includes (a) 4,000 shares owned by Ms. Crown’s spouse, which are pledged to secure bank borrowings, and as to which she disclaims beneficial ownership; (b) 4,000 shares held in trusts of which Ms. Crown’s children are beneficiaries, as to which she disclaims beneficial ownership; and (c) 6,222 deferred shares in lieu of director’s fees.

(2)	Includes 32,000 deferred shares in lieu of director’s fees.

(3)	Includes (a) 800 shares owned in a trust, as to which Mr. McCormack shares voting and investment power with The Northern Trust Company; (b) 8,826,114 shares owned in 8 trusts, as to which Messrs. McCormack and Harold Smith, one other individual, and The Northern Trust Company are trustees and share voting and investment power; (c) 12,550 shares owned in a limited partnership in which Mr. McCormack owns 99% of the limited partnership units; (d) 2,715,470 shares owned in 4 trusts, as to which Mr. McCormack, two other individuals and The Northern Trust Company are trustees and share voting and investment power (all of these shares are pledged to secure lines of credit); (e) 548,750 shares owned in three limited partnerships, in which Mr. McCormack has a beneficial interest through trust ownership of the limited partnership units; and (f) 12,785 shares owned in a revocable trust for Mr. McCormack, as to which he has sole investment authority.

(4)	Includes 24,940 deferred shares in lieu of director’s fees.

(5)	Includes 19,413 deferred shares in lieu of director’s fees.

(6)	Includes (a) 102,901 shares owned jointly with Mr. Smith’s spouse (all of which are pledged to secure lines of credit); (b) 14,986 shares held in trusts of which Mr. Smith’s children are beneficiaries, as to which he disclaims beneficial ownership; and (c) 2,000 shares owned in two trusts as to which Mr. Smith shares voting and investment power.

(7)	Includes 16,266 deferred shares in lieu of director’s fees.

(8)	Includes 1,000 shares beneficially owned by Mr. Warren’s spouse.

(9)	Includes (a) 3,369 shares allocated to Mr. Santi’s account in the ITW Savings and Investment Plan; (b) 407,734 shares covered by options exercisable within 60 days; and (c) 16,279 performance restricted stock units which vest within 60 days.

(10)	Includes (a) 279,283 shares covered by options exercisable within 60 days; and (b) 7,122 performance restricted stock units which vest within 60 days.

(11)	Includes (a) 1,115 shares allocated to Mr. Parry’s account in the ITW Savings and Investment Plan; (b) 332,055 shares covered by options exercisable within 60 days; and (c) 7,122 performance restricted stock units which vest within 60 days.

(12)	Includes (a) 326,981 shares covered by options exercisable within 60 days; and (b) 8,139 performance restricted stock units which vest within 60 days.

(13)	Includes (a) 8,660 shares allocated to Mr. Martel’s account in the ITW Savings and Investment Plan; (b) 230 shares in Mr. Martel’s dividend reinvestment plan account; (c) 276,693 shares covered by options exercisable within 60 days; and (c) 7,122 performance restricted stock units which vest within 60 days.

(14)	Includes (a) 2,678,216 shares covered by options exercisable within 60 days; (b) 90,195 restricted stock units and performance restricted stock units which vest within 60 days; and (c) 2,822,371 shares pledged as security.

Other Principal Stockholders

The following table shows, as of December 31, 2012, the only stockholders that we know to be beneficial owners of more than 5% of ITW common stock. The “percent of class” calculation is based on 455,047,668 shares of ITW common stock outstanding as of December 31, 2012. See “Certain Relationships and Related Transactions” for a description of the commercial banking services provided by The Northern Trust Company and its subsidiaries to the Company and the amount paid by the Company for these services.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Class
The Northern Trust Company	45,969,405	(1)	10.1%
50 South LaSalle Street
Chicago, IL 60603
Harold B. Smith	33,565,559	(2)	7.4%
c/o Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, IL 60026
State Farm Mutual Automobile Insurance Company	23,350,712	(3)	5.1%
One State Farm Plaza
Bloomington, IL 61710

(1)	The Northern Trust Company and its affiliates act as sole fiduciary or co-fiduciary of trusts and other fiduciary accounts that own an aggregate of 45,969,405 shares. They have sole voting power with respect to 15,997,996 shares and shared voting power with respect to 28,653,204 shares. They have sole investment power with respect to 5,033,732 shares and shared investment power with respect to 34,244,696 shares. The information above was provided in a Schedule 13G/A filed with the SEC on February 14, 2013. In addition, The Northern Trust Company holds in other accounts, but does not beneficially own, 33,165,326 shares, resulting in aggregate holdings by The Northern Trust Company of 79,134,731 shares, or 16.9%.

(2)	Includes (a) 3,542 shares directly owned; (b) 22,274,827 shares owned in 11 trusts, one family limited partnership, and one limited liability company as to which Mr. Smith shares voting and investment power with The Northern Trust Company and others (all 22,274,827 of these shares are pledged to secure lines of credit); (c) 1,862,237 shares owned in 15 trusts as to which Mr. Smith shares voting and investment power (1,268,507 of these shares are pledged to secure lines of credit); (d) 8,826,114 shares owned in 8 trusts as to which Messrs. Smith and McCormack and The Northern Trust Company are trustees with a third individual and share voting and investment power; (e) 600,145 shares owned in a revocable trust; and (f) 2,236 shares owned by a charitable foundation of which Mr. Smith is a director.

(3)	Includes 196,012 shares as to which State Farm Mutual Automobile Insurance Company (State Farm) has shared voting power and 196,012 shares as to which State Farm has shared dispositive power. The information above was provided in a Schedule 13G filed with the SEC on February 8, 2013.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers, directors and greater than 10% stockholders file reports of ownership and changes of ownership of ITW common stock with the SEC and the NYSE. Based on a review of copies of these reports provided to us during fiscal 2012 and written representations from executive officers and directors, we believe that all filing requirements were timely met during 2012, except that a transfer from the ITW Stock Fund of the ITW Savings and Investment Plan in April 2012 on behalf of Sharon Brady was reported on a Form 5 in January 2013.

Availability of Form 10-K and Annual Report

The Company is providing its annual report and its Annual Report on Form 10-K to stockholders who receive this proxy statement. The Company will provide copies of these reports to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of this proxy statement, the annual report and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available without charge upon written request to Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, IL, 60026, Attention: Secretary. You may also review the Company’s SEC filings by visiting the Company’s website at www.itw.com.

Compensation Discussion and Analysis

Executive Summary

The Company emphasizes a total compensation approach in establishing individual executive compensation levels, with each element of compensation serving a specific purpose. In addition to paying a competitive base salary, we use a mix of different performance-based elements of compensation that reward different aspects of both Company and individual performance. The Company’s executive compensation program consists primarily of three elements: short-term cash compensation (base salaries and annual cash incentives), long-term incentive compensation (stock options, restricted stock units and cash), and retirement benefits, as illustrated below:

Component	Objective	Alignment with Shareholder Value Creation

Annual Cash Compensation

• Base Salary	• Provide a base wage that is competitive to attract and retain highly qualified leaders • Reflective of individual performance, experience, and scope of responsibility

• Annual Incentive (“P&O”)	• Motivate executives to achieve annual business and individual goals	Focused on income growth and individual objectives designed to deliver strategic business imperatives

Long-Term Incentives

• Stock Options	• Motivate executives to make decisions that focus on long-term stockholder value • Retain highly qualified leaders • Reward executives for delivering on critical strategic long-term goals	Award value based on sustained long-term growth in ITW stock price
• Performance-Based RSUs (“PRSUs”)		Use Earnings Per Share (“EPS”) metric and payout based on sustained long-term growth in ITW stock price
• Cash: Company-wide Growth Plan (“CGP”)		Focused on Return on Average Invested Capital (“ROIC”), Operating Margins and Revenue Growth

Retirement Plans

•	Two retirement savings plans: a 401(k) plan and a nonqualified deferred compensation plan
•	Two pension plans: a qualified pension plan and a nonqualified pension plan to restore benefits otherwise lost due to IRS limitations on qualified plan compensation

Other Programs

•	Severance Policy: Two times annual cash compensation (base salary plus average annual incentive) and a pro rata payout of outstanding cash incentive awards upon termination after change in control
•	Employment Agreements/Perquisites: No perquisite programs or individual employment agreements for elected officers

ITW achieved strong results in 2012 versus 2011 as the Company focused on its 2012-2017 Enterprise Strategy through its three key initiatives announced in 2012: Portfolio Management, Business Structure Simplification, and Strategic Sourcing. The Company’s 2012 operating revenues of $17.9 billion compare to $17.8 billion in 2011 and $15.4 billion in 2010. Divestitures reduced revenues in 2012, which reflects the Company’s ongoing focus on divesting businesses that are no longer aligned with its enterprise strategies and long-term objectives. On October 31, 2012, the Company divested a 51% interest in its Decorative Surfaces segment.

Organic revenues, or base revenues, increased 1.7% in 2012 versus 2011. Operating margins for 2012 were 15.9%, compared to 15.4% in 2011 and 14.6% in 2010. In addition, the closing price of our stock was $46.71 at the end of 2011 and $60.81 at the end of 2012, an increase of 30.2%.

Despite the challenges in the macroeconomic environment, ITW’s core capabilities (80/20 business model, sustainable differentiation, and our entrepreneurial culture) drove profitable growth in a slower growth economy. We leverage these core capabilities as we execute our key strategic initiatives, and we believe that each element of our compensation structure plays an important role in motivating our employees to achieve profitable growth with strong returns on capital.

The Company’s decentralized operating style enables our business managers to make decisions in light of local end market conditions and customer needs. We expect this to continue as we implement our Business Structure Simplification initiative, which will increase the size of each separate business division and reduce the number of individual business divisions. Our executive management is responsible for ensuring that the decisions of our individual business managers are carried out in accordance with our values and expectations for the near and long term and are, in general, in the best interests of our stockholders.

Our target pay mix is intended to create a strong correlation between corporate and business division performance and the executive’s pay. The compensation elements based on corporate or business division performance include our annual cash incentive, long-term cash incentive, and equity incentives. The largest single element of pay is delivered through equity awards with multi-year vesting schedules to align the interests of our executive officers with the long-term interests of the Company and its stockholders. The following table illustrates the allocation of our total direct compensation opportunity at target levels for 2013 between fixed and variable elements, as well as between short- and long-term elements.

	% of Total Target Compensation* Allocated to Base Salary (%)	% of Total Target Compensation* Allocated to “At-Risk” Short-Term and Long-Term Incentives
		Annual Cash Incentive (%)	Long-Term Cash Incentive (%)	Long-Term Equity Incentives (%)
Target CEO Compensation Mix	10%	15%	25%	50%
Target Other Named Executive Officers Compensation Mix	13%	22%	22%	43%

*	Total target compensation as used in the table above is the sum of base salary, target annual cash incentives and the grant date fair value of long-term cash and equity incentives.

The Compensation Committee and management regularly review best practices related to executive compensation. In addition, we have responded to both the economic environment and new government regulations. Examples of changes to our compensation practices related to the compensation of the named executive officers shown in the Summary Compensation Table on page 40 (“NEOs”) are:

•	Leadership Change

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In October 2012, E. Scott Santi was promoted to President and Chief Operating Officer, or COO. In addition, Mr. Santi was appointed acting Chief Executive Officer, or CEO, due to Mr. Speer’s medical leave of absence.

¡	Mr. Speer served as Chairman and CEO until his death on November 17, 2012. Mr. Santi was elected President and CEO on November 18, 2012 to succeed Mr. Speer.

•	Base Salary

¡

Mr. Santi, in recognition of his promotions first to President and COO, then to President and CEO, received base salary increases to $800,000 and $1 million, respectively. Our other NEOs received salary increases in 2012 in the range of 2% to 4%.

•	Annual Incentive Plan

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In 2011, the payment provisions upon a change in control of the Company were changed for awards made after March 1, 2011. First, payment will now only occur following both a change in control and termination of employment (a “double-trigger”) for awards that are continued or replaced, and second, the payment amount was reduced to payment at Target (or actual achievement, if greater) from payment at Maximum award levels.

•	Long-Term Incentive Plan

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In 2013, the weighting of the long-term incentive award components was adjusted to decrease the stock option component in order to emphasize key financial performance metrics. In 2012, the weighting was 50% stock options, 30% PRSUs and 20% long-term cash, or CGP, for all NEOs. For 2013, the weighting for the CEO is 40% stock options, 30% PRSUs and 30% CGP, and the weighting for the other NEOs is 33% each for options, PRSUs and CGP.

¡

For 2013, we added operating margins as a third metric to our CGP award to more closely align this award with the Company’s 2012-2017 enterprise strategy and increased the weighting of this award as described above.

¡

2012 was the final year in the three-year performance cycle of the first CGP awards granted in 2010. The goals for CGP grants made prior to 2012 were based 50% on ROIC and 50% on revenue. The 2012 grants were based 60% on ROIC and 40% on revenue in order to place more emphasis on profitable growth, and the 2013 grants were based 40% on operating margins, 30% on ROIC and 30% on revenue growth to better align the award with our enterprise strategy as described above.

¡	Effective in 2011, we amended the plan to:

¯	require a “double trigger” rather than a single trigger for payment after a change in control for awards that are replaced or continued,

¯	prohibit the Company’s purchase of underwater options,

¯	provide that awards are subject to any Company policy regarding the recovery of erroneously awarded incentive-based compensation,

¯	add a 10-year term limit on stock appreciation rights,

¯	provide that interest/dividends on shares subject to outstanding grants are subject to the same vesting and performance requirements as the underlying grant,

¯	add a minimum 3-year vesting on restricted full-value stock awards (1-year if performance based), and

¯	change the plan name to the 2011 Long-Term Incentive Plan.

•	Policies

¡	In 2013, we amended our Hedging Policy to prohibit future pledges of ITW stock after April 1, 2013.

¡	In 2013, we excluded pledged shares from the determination of stock ownership guideline compliance.

¡	In 2011, we adopted a Compensation Recovery Policy (a “clawback policy”) and increased the guideline for stock ownership for our CEO to six times base salary from five; and

¡

Effective in 2011, created a double trigger change-in-control severance policy by providing our elected officers severance at two-times annual cash compensation (base salary plus average annual incentive) and a pro rata payout of outstanding cash incentive awards upon an actual or constructive termination following a change in control, with no tax gross-ups.

•	Perquisites:

¡	Except for the personal use of private aircraft by our former CEO, which was done at the request of our Board for health reasons, our executives have received no perquisites since 2008.

•	Compensation Governance

¡

The Compensation Committee engaged an independent advisor, Frederic W. Cook & Co., Inc. (“Cook”), to work on its behalf in cooperation with management to review ITW’s executive compensation program, confirm appropriateness of our comparison (peer) companies, and assess our compensation governance process.

¡

With Cook, we reviewed our programs and believe that our compensation programs and policies are not designed to encourage our employees to take unnecessary or excessive risks that could harm the long-term value of the Company.

¡

Response to 2012 “Say on Pay” advisory stockholder vote: at our 2012 Annual Meeting, our stockholders approved the compensation of our NEOs with 97.0% of the total votes cast in favor of our executive compensation.

¡

The Company’s recommendation in 2011 that the advisory vote on our executive compensation take place annually was approved, on an advisory basis, by our stockholders, and the Board therefore intends to continue to hold an advisory vote to approve the Company’s executive compensation annually.

We believe these practices reflect good corporate governance in our compensation policies while continuing to recognize and reward superior company, divisional and individual performance. The Compensation Committee has conducted a review of its practices and the executive compensation of our senior officers pursuant to its normal annual review process and determined that in light of the goals of the Company’s enterprise strategy communicated to investors in 2012, it was appropriate to add operating margins as a performance metric for its CGP long-term cash incentive awards in 2013. It also decided to realign the weighting of the-long term incentive components (options, PRSUs and CGP) in 2013 to decrease the stock option component and increase the PRSU and CGP components in order to emphasize key financial metrics. As part of its annual assessment, the Compensation Committee also considered the 97% stockholder approval of our 2012 Say on Pay proposal and determined that no adjustments to its executive compensation practices were necessary as a result of the Say on Pay vote.

In making its executive compensation decisions and recommendations, the Compensation Committee is guided by the following factors:

•	Our compensation philosophy;

•	Compensation comparisons from a peer group of diversified multinational industrial companies; and

•	Management’s contribution to our short- and long-term growth.

See “Board of Directors and Its Committees — Compensation Committee” for more information about the function of the Compensation Committee.

Compensation Philosophy

Our executive compensation philosophy is designed to deliver competitive total compensation, upon the achievement of individual and/or corporate performance objectives, which will attract, motivate and retain leaders who will drive the creation of stockholder value. It is reflective of our overall operating philosophy and is based on the following key elements:

•	Total pay targeted at market median over the long-term:

¡	Above-median pay for above-median performance;

¡	Below-median pay for below-median performance; and

¡	Less weighting to fixed base salaries and more weighting to short- and long-term performance-based incentive programs.

•	Amount of short- and long-term pay at risk increases with responsibility and influence.

•	Pay for performance through short-term incentive, linking pay to individual and business division performance.

•	Increased long-term incentive portion of “pay-at-risk” aligns executive and stockholder interests by influencing decisions that help ensure the long-term growth and health of ITW.

Peer Companies

We have established a group of comparable companies, which we refer to as the peer group, to benchmark executive pay and provide competitive market data to be used in establishing and recommending each element of compensation. The peer group was selected using the following criteria:

•	Companies that are within a reasonable size range in various measures, such as revenue, operating income, total assets, total equity, employees, and market cap;

•	Companies with comparable financial characteristics that investors view similarly, such as multinational, diversified, and industrial;

•	Companies that compete for the same customers with similar products/services; and

•	Companies with whom we may compete for executive talent.

Every year the Compensation Committee reviews the peer group to ensure the appropriateness of the companies in the group. After receiving Cook’s report of its review in early 2012, we removed ITT Corporation because it spun off its defense and fluid segments in 2011 and no longer has comparable revenues. In its place, we added E. I. DuPont De Nemours and Co., which has similar lines of business to ITW. The following 18 companies were used as the peer group:

3M Company	E. I. DuPont De Nemours and Co.	Masco Corp.
Caterpillar Inc.	Eaton Corp.	Parker-Hannifin Corp.
Cooper Industries Ltd.	Emerson Electric Company	Textron Inc.
Danaher Corp.	Honeywell International Inc.	TRW Automotive Holdings Corp.
Deere & Company	Ingersoll-Rand Company Ltd.	Tyco International Ltd.
Dover Corp.	Johnson Controls, Inc.	United Technologies Corp.

The revenue median (as of the latest fiscal year end) of the peer group is $17.4 billion, and the median net income is $1.2 billion versus $17.9 billion and $2.9 billion for ITW.

The nature of the Company’s decentralized and diverse lines of business present challenges in identifying similar organizations for comparison purposes; however, we believe that the peer group selected provides relevant comparisons. While peer group data is not directly used to set any particular element of compensation, the Compensation Committee believes that in order to attract, retain and motivate our named executives, total compensation levels for these executives should be considered against the median peer group level over the long term.

Management’s Contributions to Our Growth

The Company’s decentralized structure allows us to enable business managers to make decisions in light of local end market conditions and customer needs. It is also an important element in developing and retaining our senior managers and in creating high job satisfaction. Our business managers are empowered to make the decisions necessary to serve their customers and grow their businesses and are accountable for their results. Our compensation philosophy supports this business model by emphasizing appropriate performance incentive programs. For example, business managers who grow operating income or achieve personal objectives through innovation are rewarded through the annual incentive program. Our executive management’s role is to ensure that these decisions are carried out in accordance with our values and expectations for the near and long-term and are, in general, in the best interests of our stockholders.

Compensation Decisions and Individual Compensation Levels

On an annual basis, the CEO reviews the total compensation of senior executives and makes recommendations to the Compensation Committee based on his assessment of each executive’s individual performance and the peer group compensation information. The Compensation Committee makes recommendations to the independent directors regarding the CEO’s compensation based on an assessment of the CEO’s performance and data relative to compensation of CEOs of the peer group. The Compensation Committee believes that it is appropriate to benchmark the levels of base salary, annual incentive, and longer-term incentives of our CEO to the total compensation being provided to CEOs of our peer group. There are no material differences in the policies and decision processes used in setting compensation for the CEO and the other NEOs. However, the different levels of compensation for the NEOs as shown in the Summary Compensation Table of this proxy statement reflect internal factors such as each executive’s scope of responsibility, impact on profitable growth, breadth of experience and length of Company service, as well as external market data from the peer group.

Use of Discretion in Setting Compensation

The Company’s compensation programs recognize the importance of ensuring that discretion is provided to the CEO and Compensation Committee in determining compensation levels and awards. In setting base salaries and cash incentive award maximums, and in determining grants of longer-term equity awards, the CEO and Compensation Committee use judgment to align compensation with both external data and individual responsibilities, potential and achievement.

Role of Compensation Consultants

Cook is the Compensation Committee’s independent compensation consultant. In 2012, Cook provided analysis and advice on the compensation of the CEO, the CFO and the Vice Chairmen. To support the Committee’s annual review of our executive compensation, Cook conducted a marketplace review of the compensation we pay to our executive officers. Cook provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the executive officers. Cook benchmarked our compensation against our peer companies. Cook also performed a look-back review of pay and performance compared to our peers and, in 2011, assisted the Committee in its review of the Illinois Tool Works Inc. 2011 Cash Incentive Plan, Long-Term Incentive Plan, Change in Control Severance Compensation Policy and Incentive Compensation Recoupment Policy for senior management. Further, Cook reviewed the “Compensation Discussion and Analysis” and “Executive Compensation” sections prior to inclusion in this proxy statement.

In October 2012, the Compensation Committee reviewed information presented by Cook addressing the independence of Cook and the senior advisor serving the Committee, including the following factors: (i) other services provided to us by Cook, (ii) fees paid by us as a percentage of Cook’s total revenue, (iii) policies or procedures of Cook that are designed to prevent conflicts of interest, (iv) any business or personal relationships between the senior advisor and the members of the Committee, (v) any Company stock owned by the senior advisor or any immediate family member, and (vi) any business or personal relationships between our executive officers and the senior advisor. Based on this information, the Committee concluded that the work performed by Cook and its senior advisor involved in the engagement did not raise any conflict of interest.

Base Salary

In determining base salary, the CEO and the Compensation Committee consider the size and scope of the executives’ responsibilities, the executive officers’ past experience, performance, future potential and the median base salary of similar positions at our peer group companies. The Compensation Committee believes that the median base salary is an appropriate general reference point to use for encouraging solid performance. Base salaries are reviewed annually, and adjustments are intended to recognize an executive officer’s performance and contributions over the prior year, as well as any significant changes in duties or scope of responsibility. Adjustments to base salary also take into account peer group information and the officer’s total compensation.

We have a common annual review process beginning in December and concluding in February for base salary and incentive compensation for all of our senior executive officers. This process allows the Compensation Committee and the CEO to review base compensation and discuss recommended changes considering individual contributions to overall financial and operating results for the year and to set objectives for the upcoming year.

The Compensation Committee increased our former CEO’s base salary by 3% effective January 1, 2012. In recognition of Mr. Santi’s promotion to President and COO and then to President and CEO, his base salary was increased to $800,000 on November 1, 2012 and to $1,000,000 on November 18, 2012. For the other NEOs, management recommended base pay increases that ranged between 2% and 4%. The Compensation Committee accepted management’s recommendations, and these base salary increases were effective January 1, 2012.

Annual Cash Incentives

We believe that managers generally should be rewarded for contributions to overall financial success measured by income growth of their businesses, their group or the Company as a whole, as well as for individual accomplishments that contribute to the longer-term health of the business. Achieving our annual business and financial objectives is important to executing our business strategy, and thus, delivering long-term value to stockholders.

Annual cash incentive awards for the NEOs for 2012 were made pursuant to the 2011 Cash Incentive Plan and then adjusted downward, in the discretion of the Compensation Committee, in accordance with the ITW Executive Incentive Plan. The Compensation Committee determines and recommends for approval by the independent directors the award amount for the CEO. The Compensation Committee considers recommendations from the CEO and approves annual cash incentives for our other NEOs.

The plan is designed around two elements: income performance (the “P” factor) and personal objectives (the “O” factor). The P factor weighting is 60% of each NEO’s potential award opportunity. The remaining 40% is based on the O factor objectives. In addition, the weighting of the P factor for operating executives is based 33% on corporate results (Company as a whole) and 67% on the results of their respective businesses. These weightings are intended to emphasize the financial performance element and reinforce the importance of collaborating across businesses. The P factor weighting for the former and current CEO, the CFO and the Vice Chairman was based entirely on corporate results.

Participation in our Executive Incentive Plan is limited to those who have an impact on the profitable growth of the business or who have significant responsibility for a major element of business growth. The P factors are recommended by management and must be approved by the Compensation Committee annually. The individual O factors for the CEO are established by the Compensation Committee annually, and the individual O factors for each other NEO are recommended by the CEO and must be approved by the Compensation Committee.

Maximum award limits are applicable to both portions of the award. Individual award maximums, expressed as percentages and applied to year-end base salary, are determined in accordance with the executive’s level of responsibilities and accountability. Both the P and O factors have a payout range of 0% to 100% of the maximum for the NEOs. Although we generally do not establish any specific target or prescribed value in relation to the peer group, comparisons are made to median annual target cash incentive levels in the peer group compensation data. The Company’s annual cash incentives are variable and structured to provide awards above the median levels only upon the achievement of exceptional financial results and individual performance objectives. Payments under the plan are made following the end of the fiscal year after approval by the Compensation Committee.

Income-Based Annual Cash Incentive (P Factor)

For 2012, the P factor was based on year-over-year income growth. Current year income was compared to the prior year to measure the percentage of increase. Elected officers earn a payment according to the scale below.

2012 Income Achievement vs. Prior Year	P Factor Award (% of Maximum)
115%	100%
110%	90%
105%	82.5%
100%	75%
95%	65%
90%	57%
85%	47%
80%	34%
Below 80%	0%

The 2012 P factors for Messrs. Santi, Speer, Kropp and Parry were based entirely on 2012 income from continuing operations of the Company as a whole. For the other NEOs, the P factor was based 33% on income achievement for the Company as a whole, and 67% on income achievement for their respective businesses. The following table shows the income levels in connection with the determination of the P factor award for the NEOs:

Named Executive Officer	2011 Corporate or Segment Income Levels (Millions)	2012 Corporate or Segment Income Levels (Millions)	% of Achievement (By Group)	P Factor Award (% of Maximum) (By Group)	Final P Factor Award(1)
E. Scott Santi	$1,742	$1,790	102.8%	79.2%	79.2%
David B. Speer	$1,742	$1,790	102.8%	79.2%	79.2%
Ronald D. Kropp	$1,742	$1,790	102.8%	79.2%	79.2%
David C. Parry	$1,742	$1,790	102.8%	79.2%	79.2%
Craig A. Hindman	$314	$337	107.4%	86.2%	83.9%
Roland M. Martel	$438	$497	113.5%	97.0%	91.1%

(1)	The composite award percentages shown in the last column above for these executives combine the achievement level for their respective businesses with that of the Company as a whole, as follows: Mr. Hindman, 83.9% (.33 at 79.2% + .67 at 86.2%); and Mr. Martel, 91.1% (.33 at 79.2% + .67 at 97.0%). For purposes of determining the P factor achievement level for 2012, the Compensation Committee determined to exclude the one-time 2011 gain related to an Australian tax matter, an additional 2012 stock option and pension-related expense for David Speer, and an adjustment to treat the Decorative Surfaces segment as a discontinued operation (including a one-time gain and the 2012 equity loss).

Personal Objectives-Based Annual Cash Incentive (O Factor)

The O factors represent the personal objectives element of the annual cash incentive awards, and are more subjective than P factors. In early 2012, each executive submitted in writing his proposed O factor objectives and relative weightings. Each named executive other than Mr. Speer discussed his proposed objectives and weightings with Mr. Speer, who used his judgment of each executive’s role and responsibilities, as well as the strategic goals of the Company, to review and approve the objectives before recommending them to the Compensation Committee. The Compensation Committee discussed these recommendations with Mr. Speer prior to final approval. Mr. Speer discussed his proposed O factor objectives and weightings for 2012 with the Compensation Committee. The Compensation Committee used its judgment and understanding of the strategic goals of the Company to review and approve the objectives and weightings for Mr. Speer.

The following is a description of the 2012 objectives and weightings as approved by the Compensation Committee. The objectives for Messrs. Santi, Speer and Parry focused on business structure simplification (BSS) (30%), leadership development (30%), company brand/differentiation (15%), and sourcing strategies (25%). Mr. Kropp’s objectives focused on sourcing strategies (25%), operational excellence (15%), BSS (15%), portfolio strategy (15%), leadership development (15%), and company brand/differentiation (15%). Mr. Hindman’s objectives focused on portfolio strategy (60%), BSS (20%), and operational excellence (20%). Mr. Martel’s objectives focused on BSS (50%), operational excellence (20%), and leadership development (30%).

Following the end of the year, each named executive submitted a written self-appraisal with his own assessment of the level of achievement reached in 2012, expressed as a percentage, for each of his personal objectives. The self-appraisals of the named executives other than Mr. Santi were reviewed by Mr. Santi, who was then CEO, and Mr. Santi had collaborative discussions with each of these executives. Mr. Santi used his judgment of each executive’s performance against the objectives, considering completion of objectives, relative weightings and the quality of the work performed, to reach his assessment of the achievement levels prior to submitting them for final approval by the Compensation Committee. Any adjustments made by Mr. Santi to the self-scored achievement levels for 2012 were not material. Mr. Santi’s self-appraisal for 2012 was reviewed by the Compensation Committee, which held collaborative discussions with Mr. Santi and used its judgment of his performance against his objectives to reach its assessment of the achievement levels. The Compensation Committee accepted Mr. Santi’s recommendation of 85% achievement and recommended that Mr. Speer’s achievement level be approved at 85%. The independent directors approved the Compensation Committee’s recommendation. There were no pre-determined factors that were considered by Mr. Santi or the Compensation Committee during this process.

The weighting for each objective was multiplied by the relevant achievement level, and the amounts so calculated were totaled to reach the O factor achievement percentage. Based on the Compensation Committee’s determination of the individual 2012 O factor objectives and actual achievements for Mr. Santi and Mr. Speer, and upon Mr. Santi’s recommendations for the other NEOs, the following O factor achievement percentages were assigned: 85% for Mr. Santi; 85% for Mr. Speer; 84% for Mr. Kropp; 85% for Mr. Parry; 86% for Mr. Hindman; and 90% for Mr. Martel.

2012 Annual Cash Incentive Total Payouts

The total 2012 awards for the NEOs ranged from 43% to 91% of the individual maximum award level, and were determined as follows:

Named Executive Officer	Award Maximum	Year-End 2012 Salary	Final P Factor Award (% of Maximum)	Amount	Final O Factor Award (% of Maximum)	Amount	Total Award(1)
E. Scott Santi(2)	200%	$1,000,000	79.2%	$496,863	85.0%	$355,500	$852,363
David B. Speer	200%	$1,202,000	79.2%	$1,142,381	85.0%	$817,360	$1,718,789	(3)
Ronald D. Kropp	200%	$401,700	79.2%	$381,776	84.0%	$269,942	$651,718
David C. Parry	200%	$427,656	79.2%	$406,444	85.0%	$290,806	$697,250
Craig A. Hindman	200%	$351,688	83.9%	$354,080	86.0%	$241,962	$596,042
Roland M. Martel	200%	$331,001	91.1%	$361,850	90.0%	$238,321	$600,171

(1)	These amounts are included in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”
(2)	2012 annual incentive has been calculated using a weighted average 2012 salary. For more information, see “Compensation Discussion and Analysis—Base Salary.”
(3)	Amount is prorated based on Mr. Speer’s date of death, November 17, 2012.

Long-Term Incentives

We believe that ensuring the long-term growth and health of the business is a primary management responsibility. Therefore, a significant portion of an executive officer’s compensation should be directly linked to key metrics, such as EPS, ROIC, operating margins, revenue growth and ITW’s stock performance over time, encouraging decisions that consider the long-term perspective. Long-term incentive awards are granted to executives and other key employees whose positions can truly affect the Company’s long-term performance.

The value of the overall long-term incentive grant to the CEO is determined by the Compensation Committee using its discretion, subject to approval by the independent directors. Awards to the other named executives are recommended by the CEO to the Compensation Committee for approval and are subject to the discretion of the CEO in making the recommendations, as well as of the Compensation Committee in approving the awards. The key factors in determining the awards have been the executive’s position, performance, potential to contribute to the longer-term success of the Company, seniority, prior grants and the historical grants made to Company executives in similar positions with similar seniority. In addition, although we generally do not establish any specific target or prescribed value in relation to peer groups, comparisons are made to median long-term incentive levels in the peer group compensation data. Because the Compensation Committee and the CEO in their discretion may consider factors as they deem relevant in determining an executive’s overall award, the award in any given year may differ from historical amounts.

For 2012, the Company awarded stock options, performance-based restricted stock units, or PRSUs, and a long-term cash incentive to the NEOs. Half of the total value of the 2012 long-term incentive grant to each NEO was in the form of stock options, which we believe are an effective incentive for senior executives on a long-term basis because the option loses its value entirely if the price of ITW’s common stock falls below the exercise price.

For 2013, we added operating margins as a third metric to our CGP long-term cash incentive to more closely align this long-term incentive with the Company’s business initiatives; and in order to increase emphasis on key financial performance metrics, we changed the relative weighting of the grant components (stock options, PRSUs and CGP). As a result, although we continue to believe that stock options are an effective incentive, the Compensation Committee determined that for 2013 it was appropriate to decrease the stock option weighting. The weightings of the total target values of the 2012 and 2013 long-term incentives equity and cash grants are as follows:

	Stock Options (%)	PRSUs (%)	CGP (%)
2012: CEO	50%	30%	20%
Other Named Executive Officers	50%	30%	20%
2013: CEO	40%	30%	30%
Other Named Executive Officers	33.3%	33.3%	33.3%

The Compensation Committee has established specific vesting and expiration provisions associated with termination of employment due to death, disability and retirement, as defined by the Compensation Committee, and forfeiture provisions upon other termination of employment. The Compensation Committee, in its sole discretion, may deem a stock option, RSU, or PRSU award, whether vested or unvested, to be immediately forfeited if the recipient competes with the Company, engages in gross misconduct or conduct that is against the business interests of the Company, or divulges confidential information about the Company to others.

2012 Stock Option Awards

The 2012 stock options vest in equal installments over a four-year period ending in 2016. Stock options are granted with an exercise price equal to the fair market value of the common stock on the date of grant and expire ten years after the grant date. We currently grant only non-qualified stock options because we believe that the tax benefits to the Company of non-qualified stock options outweigh the potential tax benefits to the NEOs of incentive stock options.

In light of Mr. Speer’s many years of service to ITW and the fact that Mr. Speer passed away less than five months prior to reaching retirement age as defined by the terms of his outstanding options, the Compensation Committee determined it appropriate to amend the terms of each of Mr. Speer’s outstanding options to allow for an exercise period equal to the exercise period that would have applied had Mr. Speer retired.

2012 PRSU Awards

PRSUs vest three years from the date of grant, subject to the achievement of the performance goal set at the beginning of the performance period. PRSUs are granted based on the fair market value of one share of common stock on the date of grant.

For PRSUs granted in 2012, the performance goal is based on cumulative EPS from continuing operations over a three-year performance period (2012 through 2014) based on a sliding scale. The target is $8.25 cumulative EPS over the three-year performance period, and the achievement of the target will result in a payout of the maximum number of shares subject to the PRSU. If less than $6.25 cumulative EPS is achieved, none of these PRSUs will vest. If EPS growth is at or above the $6.25 threshold but below the $8.25 target, a portion of the awards will vest in proportion to the level of EPS achieved.

2012 Long-Term Cash Awards

In February 2012, the Company awarded an annual long-term cash incentive with a three-year performance cycle, called the Company-wide Growth Plan, or “CGP.” The total compensation of our executives and the mix of compensation components of our executives relative to the peer group were considerations in setting the target award amounts. In 2012, elected and appointed officers, and group presidents, being the executives who are closest to the business in our decentralized structure and who have the biggest impact on operating performance, were eligible to receive CGP awards. The target amount of the award for 2012 was 20% of the total value of the Long-Term Incentive Plan award.

Before 2012, the performance goal for the CGP cash grant was based 50% on ROIC and 50% on compound annual revenue growth over a three-year performance period. In order to better reflect our emphasis on profitable growth, the goals for the 2012 CGP grants over the performance period (2012 through 2014) are based 60% on ROIC and 40% on revenue. The payout at the end of the performance period will be based on the following sliding payout scale:

	Average ROIC	Revenue Growth	Payout (as a % of Target)
Maximum	18%	10%	150%
Target	16%	6%	100%
Threshold	14%	2%	50%

2010 Long-Term Cash Award Total Payouts

The CGP award granted in 2010 (with a three-year performance period ended December 31, 2012) achieved a payout level of 115.1% of the target award and was determined as follows:

	2010	2011	2012	Total	Payout (% of Target)
Revenue Growth	14.5%	15.8%	1.8%	12.6%	132.2%
ROIC	15.3%	16.8%	15.0%	15.7%	98.1%

Total					115.1%

The following table shows the individual payout level by NEO:

Named Executive Officer	Award Target	Final Performance Achievement	Final Payout
E. Scott Santi	$309,000	115.1%	$355,659
David B. Speer	$1,133,000	115.1%	$1,304,083
Ronald D. Kropp	$270,375	115.1%	$311,202
David C. Parry	$231,750	115.1%	$266,744
Craig A. Hindman	$251,063	115.1%	$288,974
Roland M. Martel	$231,750	115.1%	$266,744

Timing of Long-Term Incentive Awards

The Compensation Committee meets in February of each year following the Company’s public release of its earnings results for the recently completed fiscal year to consider and act with respect to long-term incentive awards for the executive officers. In 2012, the long-term grants were in compliance with the Long-Term Incentive Plan, including the requirement that stock options may not be granted at less than 100% of the fair market value of ITW’s common stock on the date of grant. The exercise price of the awards granted is based on the closing price of ITW’s stock on the date of grant. We do not time grants for the purpose of enhancing the value of executive compensation.

2011 Plan Changes

In 2010, the Board approved an amendment and restatement of the 2006 Stock Incentive Plan, including a change in the name of the plan to the 2011 Long-Term Incentive Plan, effective for all awards under the plan on or after January 1, 2011. The amendments included provisions to: (i) change the vesting provisions upon a change in control to a double trigger from a single trigger for awards that are replaced or continued in connection with a change in control, (ii) prohibit the purchase of underwater options, (iii) provide that awards under the plan are subject to any Company policy regarding the recovery of erroneously awarded incentive-based compensation, (iv) restrict dividends and other distributions (other than quarterly cash dividends in the case of awards that are subject only to service-based vesting) on shares subject to unvested restricted stock awards to the same extent that restrictions apply to the underlying awards unless otherwise provided by the Compensation Committee, (v) impose a minimum vesting period of three years for restricted stock awards (one year for performance-based stock awards), (vi) impose a maximum term of 10 years for stock appreciation rights, (vii) change the limitation on options that may be granted in any calendar year to a single participant to 1,000,000 from 500,000, and (viii) make other non-material changes relating to plan administration or clarification. The performance factors under the Long-Term Incentive Plan and the award limits for PRSUs were approved by stockholders at the 2011 Annual Meeting.

Perquisites & Other Benefits

In general, we do not provide perquisites to our NEOs that are not available to other employees. However, in 2012 Mr. Speer used private aircraft for personal as well as business purposes at the request of our Board for health reasons, and the incremental amount attributable to personal use is disclosed in the Summary Compensation Table under “All Other Compensation.” No other perquisites were received by any other NEO.

Stock Ownership Guidelines and Hedging Policy

We believe that stock ownership is important because it links the interests of Company management and directors with those of our stockholders. Because of the importance of stock ownership, the Board of Directors and the Compensation Committee have adopted stock ownership guidelines for executive officers and directors. The recommended guidelines for stock ownership as a multiple of executive officers’ base salaries and of directors’ annual retainers are as follows: chief executive officer, six times; vice chair and executive vice presidents, three times; senior vice presidents, two times; vice presidents, one time; and non-employee directors, five times. The Compensation Committee recommends that an executive officer or non-employee director achieve the applicable ownership level within five years. Pledged shares are not counted in determining stock ownership for purposes of meeting the guidelines. The achievement of these guidelines is reviewed annually. All NEOs and directors who have been in their positions for five or more years have either satisfied or exceeded the applicable stock ownership guideline. The Board believes that its stock ownership guidelines are appropriate, reasonable and attainable given the responsibilities and compensation levels of our executive officers and directors and has not imposed a requirement that our executive officers and directors hold their shares for a particular length of time.

All recipients of Company equity-based grants (which includes key employees and all officers and directors) are subject to our policy against options trading and short sales of ITW stock, as well as trading in derivatives linked to ITW stock. In addition, our directors and executive officers are prohibited from future pledges of ITW stock after April 1, 2013.

Financial Restatements

Effective in 2011, we adopted our Compensation Recovery Policy (a “clawback policy”). This policy covers all executive officers of the Company subject to Section 16 of the Securities Exchange Act of 1934. Under the policy, the Compensation Committee will require reimbursement of incentives paid to elected officers where the payment was predicated upon the achievement of certain financial results with respect to the applicable performance period that were subsequently the subject of a material restatement due to material non-compliance of the Company with any financial reporting requirement under the U.S. securities laws. The amount the Compensation Committee requires to be reimbursed is equal to the excess of the gross incentive payment made over the gross payment that would have been made if the original payment had been determined based on the restated financial results. Further, following a material restatement of our financial statements, we will seek reimbursement of compensation and profits from trading in Company stock received by our Chief Executive Officer and Chief Financial Officer to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002.

Deductibility

Internal Revenue Code Section 162(m) limits the deductibility of compensation in excess of $1,000,000 paid to the CEO and certain other executive officers employed at year-end. Certain performance-based compensation and deferred compensation are not subject to this limit. The Compensation Committee recognizes its obligation to reward performance that increases stockholder value and exercises its discretion in determining whether or not to conform our executive compensation plans to the approach provided for in the Internal Revenue Code. Currently, the annual incentive and long-term incentive compensation for our elected officers, including the NEOs, is intended to be performance based and therefore should not be subject to the 162(m) deductibility limit.

Executive Compensation

This section of the proxy statement provides information regarding the compensation of our NEOs.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation (1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation (5)	Total
E. Scott Santi	2012	$522,794	$691,864	$1,250,000	$1,208,022	$459,310	$45,987	$4,177,977
President and Chief	2011	$426,420	$695,148	$1,250,005	$818,726	$403,799	$42,832	$3,636,930
Executive Officer	2010	$411,816	$649,858	$1,420,797	$797,632	$219,081	$14,414	$3,513,598
David B. Speer	2012	$1,202,000	$2,490,616	$10,100,733	$3,022,872	$1,651,374	$210,834	$18,678,429
Past Chairman and Chief	2011	$1,166,990	$2,224,545	$5,053,697	$2,184,605	$1,751,708	$117,822	$12,499,367
Executive Officer	2010	$1,132,492	$2,030,770	$4,439,997	$2,200,000	$1,303,232	$83,620	$11,190,111
Ronald D. Kropp	2012	$401,700	$622,641	$1,125,006	$962,920	$248,175	$40,478	$3,400,920
Senior Vice President &	2011	$390,000	$623,139	$1,120,497	$755,040	$186,131	$31,970	$3,106,777
Chief Financial Officer	2010	$360,339	$284,310	$621,605	$523,987	$123,673	$23,365	$1,937,279
David C. Parry	2012	$427,656	$691,864	$1,250,000	$963,994	$651,528	$42,644	$4,027,686
Vice Chairman	2011	$412,000	$556,149	$999,997	$791,040	$599,066	$41,673	$3,399,925
Craig A. Hindman	2012	$351,688	$373,605	$675,001	$885,016	$446,357	$34,524	$2,766,191
Executive Vice President
Roland M. Martel	2012	$331,001	$332,082	$600,002	$866,915	$446,409	$32,076	$2,608,485
Executive Vice President

(1)	Salary and non-equity incentive plan compensation for 2012 includes amounts deferred by the executive under the Executive Contributory Retirement Income Plan, or ECRIP, or the Savings and Investment Plan. The amount of deferrals in 2012 under the ECRIP for each NEO can be found in footnote 1 to the table under “Nonqualified Deferred Compensation” below. The amount of deferrals under the ECRIP in 2011 and 2010 can be found in footnote 4 to the same table. ECRIP deferrals in 2013 of non-equity incentive plan amounts earned in 2012 were as follows: Mr. Santi, $85,237; Mr. Speer, $343,739; Mr. Kropp, $65,172; Mr. Parry, $104,588; Mr. Hindman, $89,406; and Mr. Martel, $120,034.

(2)	The Stock Awards column represents PRSUs granted in the relevant year, and the amounts shown represent the maximum amount that may be earned. The Option Awards column represents stock options granted in the relevant year, and the assumptions applicable to these valuations can be found in the Notes to Financial Statements — Stock-Based Compensation contained in the Illinois Tool Works Inc. Annual Reports on Form 10-K for the years ended December 31, 2012, 2011 and 2010. The 2012 amount shown for Mr. Speer includes the $5,318,271 increase in the value of his outstanding options, as determined in accordance with Accounting Standards Codification Topic 718, resulting from the extension of the exercise periods of those options. For more information, see “Compensation Discussion and Analysis – Long-Term Incentives.”

(3)	These amounts include 2012 annual incentive awards made under our Executive Incentive Plan and 2010 long-term cash award payouts made under our Company-wide Growth Plan. Further information regarding these plans and awards thereunder can be found above under “Compensation Discussion and Analysis — Annual Cash Incentives” and “Compensation Discussion and Analysis — Long-Term Incentives.”

(4)

These amounts include an amount of interest in the applicable calendar year considered to be in excess of market rates credited to the deferred compensation accounts of the NEOs under the ECRIP, discussed in more detail under “Nonqualified Deferred Compensation” below. When a participant attains “retirement” eligibility at age 55 and 10 years of service, any amounts in his or her ECRIP account deferred prior to January 1, 2010 are entitled to a return of 130% of the monthly Moody’s Corporate Bond Yield Average rate, and the excess interest portion is deemed to be amounts exceeding 100% of such rate. This additional interest credit applies to all eligible plan participants, not just the NEOs. All amounts deferred after December 31, 2009 accrue interest at 100% of the Moody’s Rate. The individual amounts of pension benefits and excess interest credits are shown in the table below. The 2012 amount shown for Mr. Speer in the Accrual in Nonqualified Plan column includes an additional benefit of $912,838 that resulted from including his 2012 compensation for purposes of calculating his highest average compensation under the Nonqualified Pension Plan. We determined that it was appropriate to include Mr. Speer’s 2012 compensation in this calculation because he had served all but 4 weeks of a “worked calendar year” in 2012 under that Plan.

Footnote 4 Table

Name	Year	Accrual in Accumulation Plan	Accrual in Nonqualified Plan	Excess Interest Credit on Deferred Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)
E. Scott Santi	2012	$53,210	$392,949	$13,151	$459,310
	2011	$51,982	$336,732	$15,085	$403,799
	2010	$46,836	$157,511	$14,734	$219,081
David B. Speer	2012	$50,092	$1,494,540	$106,742	$1,651,374
	2011	$76,171	$1,542,353	$133,184	$1,751,708
	2010	$73,813	$1,099,335	$130,084	$1,303,232
Ronald D. Kropp	2012	$31,281	$210,074	$6,820	$248,175
	2011	$29,923	$147,589	$8,619	$186,131
	2010	$24,874	$83,108	$15,691	$123,673
David C. Parry	2012	$66,883	$547,102	$37,543	$651,528
	2011	$63,689	$492,313	$43,064	$599,066
Craig A. Hindman	2012	$72,423	$331,163	$42,771	$446,357
Roland M. Martel	2012	$75,647	$343,638	$27,124	$446,409

(5)	For 2012, this number includes Company matching contributions to the ECRIP account or the Savings and Investment Plan, based on plan formulas for all participants, as follows: $45,987 for Mr. Santi; $115,272 for Mr. Speer; $40,478 for Mr. Kropp; $42,644 for Mr. Parry; $34,524 for Mr. Hindman; and $32,076 for Mr. Martel. The 2012 amount for Mr. Speer also includes $95,562, representing the cost of private aircraft for personal use done at the request of our Board for health reasons. See “Compensation Discussion & Analysis — Perquisites and Other Benefits.”

Grants of Plan-Based Awards

The table below provides information regarding plan-based awards granted to our NEOs during fiscal 2012 under the Executive Incentive Plan and the Long-Term Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)				Estimated Future Payouts Under Equity Incentive Plan (Award)(3)		All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Sh)(4)	Grant Date Fair Value Of Stock And Option Awards ($)(5)(6)(7)
Name	Grant Date	Plan Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target/ Maximum (#)
E. Scott Santi	2/10/2012	P&O	$213,300	$826,015	$1,045,588	1,346	13,463	108,885	$55.71	$1,941,864
	2/10/2012	CGP	$250,000	$500,000	$750,000
David B. Speer	2/10/2012	P&O	$490,416	$1,899,160	$2,404,000	4,847	48,465	391,986	$55.71	$8,629,117
	2/10/2012	CGP	$900,000	$1,800,000	$2,700,000
	2/14/2012							33,270	$55.97	$338,688
	4/27/2011							114,284	$57.67	$201,140
	2/11/2011							324,149	$55.81	$1,212,317
	2/12/2010							462,982	$43.64	$324,087
	2/8/2008							500,000	$48.51	$990,000
	2/9/2007							400,000	$51.60	$896,000
Ronald D. Kropp	2/10/2012	P&O	$163,894	$634,686	$803,400	1,212	12,116	97,997	$55.71	$1,747,647
	2/10/2012	CGP	$225,000	$450,000	$675,000
David C. Parry	2/10/2012	P&O	$174,484	$675,696	$855,312	1,346	13,463	108,885	$55.71	$1,941,864
	2/10/2012	CGP	$250,000	$500,000	$750,000
Craig A. Hindman	2/10/2012	P&O	$143,489	$555,667	$703,376	727	7,270	58,798	$55.71	$1,048,606
	2/10/2012	CGP	$135,000	$270,000	$405,000
Roland M. Martel	2/10/2012	P&O	$135,048	$522,982	$662,002	646	6,462	52,265	$55.71	$932,084
	2/10/2012	CGP	$120,000	$240,000	$360,000

(1)	The range of potential payouts under the annual incentive (P&O) grants for the NEOs as set by the Compensation Committee in February 2012 for 2012 performance is set forth in these columns. Since there is no minimum achievement for the O factors, the “Threshold” estimated future payout is based on the minimum P factor payout of 34%, which is realized upon achievement of 80% of income performance. “Target” estimated future payout is based on a P factor of 75%, which is realized upon achievement of 100% of income performance, and 85% achievement of the relevant O factors. “Maximum” estimated future payout is based on a P factor payout of 100%, which is realized upon achievement of 115% of income performance, and 100% achievement of the relevant O factors. Actual payments, as approved by the Compensation Committee in February 2013 for achievement of 2012 performance, can be found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	The range of potential payouts under the long-term cash incentive grants (CGP) for the NEOs as set by the Compensation Committee in February 2012 for the three-year period 2012 through 2014 is set forth in these columns.

(3)	The range of potential share distribution under the 2012 PRSU grant for the NEOs as set by the Compensation Committee in February 2012 for performance through 2014 is set forth in these columns. The threshold estimated future payout is based on achievement of $6.25 cumulative earnings per share over the three-year performance period. The “Target/Maximum” performance goal is $8.25 cumulative EPS over the three-year performance period, and achievement of the target will result in a payout of the maximum number of shares subject to the PRSU. If cumulative EPS is above the $6.25 threshold but below the $8.25 target, a portion of the awards will vest in proportion to the level of EPS achieved.

(4)	Grant date exercise price was equal to the closing price on the date of grant.

(5)	Grant date fair value of options granted on 2/10/12 is based on an implied value of $11.48 per share as determined using a binomial valuation technique under Accounting Standards Codification Topic 718. Grant date fair value of PRSUs is based on the assumption that the performance conditions will have been met.

(6)	The grant date fair value of $8,629,117 for the PRSU and option awards granted to Mr. Speer on 2/10/12, and the grant date fair value of $338,688 for the options granted to Mr. Speer on 02/14/12 include the incremental fair value of the extension of the exercise period described in footnote 7 below of $1,638,501, and $56,226, respectively.

(7)	Mr. Speer’s outstanding options were amended to extend the exercise period to equal the period that would have applied had Mr. Speer retired. The incremental fair value of these award modifications was $201,140, $1,212,317, $324,087, $990,000, and $896,000 for the 04/27/11, 02/11/11, 02/12/10, 02/08/08, and 02/09/07 awards, respectively. The grant date fair value shown for these awards represents the incremental value, determined in accordance with Accounting Standards Codification Topic 718, which resulted from the extension of the exercise period of the option. For more information, see “Compensation Discussion and Analysis – Long-Term Incentives – 2012 Stock Option Award.”

Outstanding Equity Awards at Fiscal Year-End 2012

The following table sets forth details, on an award-by-award basis, of the outstanding equity awards held by each NEO as of December 31, 2012.

						Stock Awards
		Option Awards				Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
E. Scott Santi	02/08/2008	80,000	—	$48.51	02/07/2018
	02/13/2009	104,062	34,688	$35.12	02/12/2019
	02/12/2010	74,077	74,077	$43.64	02/11/2020	16,279	$989,926
	02/11/2011	25,324	75,973	$55.81	02/10/2021	13,438	$817,165
	02/10/2012	—	108,885	$55.71	02/09/2022	13,463	$818,685
David B. Speer(3)	02/09/2007	400,000	—	$51.60	02/08/2017
	02/08/2008	500,000	—	$48.51	11/17/2017
	02/13/2009	433,593	—	$35.12	02/12/2019
	02/12/2010	462,982	—	$43.64	02/11/2020	50,871	$3,093,466
	02/11/2011	324,149	—	$55.81	02/10/2021	43,003	$2,615,012
	04/27/2011	114,284	—	$57.67	01/31/2016
	02/10/2012	391,986	—	$55.71	02/09/2022	48,465	$2,947,157
	02/14/2012	33,270	—	$55.97	01/31/2016
Ronald D. Kropp	02/09/2007	30,067	—	$51.60	02/08/2017
	02/08/2008	70,000	—	$48.51	02/07/2018
	02/13/2009	45,527	15,176	$35.12	02/12/2019
	02/12/2010	32,409	32,409	$43.64	02/11/2020	7,122	$433,089
	02/11/2011	22,700	68,102	$55.81	02/10/2021	12,046	$732,517
	02/10/2012	—	97,997	$55.71	02/09/2022	12,116	$736,774
David C. Parry	12/10/2004	20,000	—	$47.13	12/09/2014
	02/01/2006	20,000	—	$42.08	01/31/2016
	02/09/2007	60,000	—	$51.60	02/08/2017
	02/08/2008	70,000	—	$48.51	02/07/2018
	02/13/2009	30,527	15,176	$35.12	02/12/2019
	02/12/2010	32,409	32,409	$43.64	02/11/2020	7,122	$433,089
	02/11/2011	20,259	60,778	$55.81	02/10/2021	10,751	$653,768
	02/10/2012	—	108,885	$55.71	02/09/2022	13,463	$818,685
Craig A. Hindman	02/09/2007	80,000	—	$51.60	02/08/2017
	02/08/2008	80,000	—	$48.51	02/07/2018
	02/13/2009	52,031	17,344	$35.12	02/12/2019
	02/12/2010	37,038	37,039	$43.64	02/11/2020	8,139	$494,933
	02/11/2011	13,675	41,025	$55.81	02/10/2021	7,257	$441,298
	02/10/2012	—	58,798	$55.71	02/09/2022	7,270	$442,089
Roland M. Martel	02/09/2007	60,000	—	$51.60	02/08/2017
	02/08/2008	70,000	—	$48.51	02/07/2018
	02/13/2009	45,527	15,176	$35.12	02/12/2019
	02/12/2010	32,409	32,409	$43.64	02/11/2020	7,122	$433,089
	02/11/2011	12,155	36,467	$55.81	02/10/2021	6,450	$392,225
	02/10/2012	—	52,265	$55.71	02/09/2022	6,462	$392,954

(1)

Stock options vest at the rate of 25% per year from grant date with exceptions for termination upon death, disability, retirement and change in control. Stock options granted in 2004 and 2006 contain a reload feature providing that if the exercise price is paid by surrender of previously owned shares of ITW common stock, a new option in the amount of the shares surrendered will be granted. The exercise price of the new option would equal the fair market value of a share of ITW common stock on the date the reload option is granted. The new option will vest in one year, provided the shares acquired on exercise of the underlying option are held for one year, and will expire on the same date as the underlying option. The reload feature was eliminated for options granted after 2006.

(2)	PRSUs are subject to three-year vesting, as well as a performance goal based on cumulative earnings per share from continuing operations over a three-year period.

(3)	A reload option was granted to Mr. Speer on 2/14/12. See footnote 1 above for more information about the reload option.

Option Exercises and Stock Vested

The following table provides information for each NEO who exercised stock options during 2012. The value realized upon the exercise of options is calculated using the difference between the option exercise price and the market price at the time of exercise multiplied by the number of shares underlying the option.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
E. Scott Santi	140,000	$1,367,624	28,770	$1,609,678
David B. Speer	500,000	$8,042,080	94,533	$5,289,123
Ronald D. Kropp	69,933	$731,203	16,324	$913,330
David C. Parry	15,000	$379,314	15,256	$853,588
Craig A. Hindman	130,000	$1,830,512	17,054	$954,193
Roland M. Martel	36,700	$653,814	15,256	$853,588

(1)	Mr. Speer was granted a reload option on 2/14/12 for 33,270 shares at an exercise price of $55.97. See footnote 1 to the “Outstanding Equity Awards at Fiscal Year-End 2012” table above for more information about the reload option.

Pension Benefits

The following table provides pension benefit information through our financial statement measurement date of December 31, 2012 for each NEO serving as of that date. Pension benefit payments made in respect of Mr. Speer following his death are discussed below under “Potential Payments upon Termination or Change in Control – Payments and Benefits in Respect of Mr. Speer.”

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)
E. Scott Santi	ITW Retirement Accumulation Plan	30.621	$540,934
	ITW Nonqualified Pension Plan	30.621	$1,874,389
Ronald D. Kropp	ITW Retirement Accumulation Plan	19.083	$249,710
	ITW Nonqualified Pension Plan	19.083	$678,509
David C. Parry	ITW Retirement Accumulation Plan	18.742	$664,662
	ITW Nonqualified Pension Plan	18.742	$1,980,123
Craig A. Hindman	ITW Retirement Accumulation Plan	36.547	$886,060
	ITW Nonqualified Pension Plan	36.547	$2,286,514
Roland M. Martel	ITW Retirement Accumulation Plan	18.927	$692,847
	ITW Nonqualified Pension Plan	18.927	$1,292,233

(1)	Assuming the individual receives a lump sum distribution at normal retirement, present values are based on the 3.70% discount rate used for financial reporting purposes.

(2)	In the event of a change in control or departure due to death, disability, or retirement, the total pension payable would reflect the above amounts in total. The allocation between the ITW Retirement Accumulation Plan and the ITW Nonqualified Pension Plan would depend on the actual lump sum and annuity values calculated using the actual applicable interest rates and IRS limits.

ITW Retirement Accumulation Plan

We maintain the ITW Retirement Accumulation Plan (the “Pension Plan”) for the benefit of eligible employees of participating U.S. businesses to provide a portion of the income necessary for retirement. The Pension Plan was closed to new entrants effective January 1, 2007. The Pension Plan is structured as a “pension equity plan” under which a participant accumulates certain percentages for each year of plan participation. The accumulated percentages (from both columns shown below), when multiplied by final average annual pay (generally, salary and executive incentive payable in the highest five years out of the last ten complete calendar years of service), produce an amount that can be received as a lump sum payment or an actuarially equivalent lifetime annuity. For each year of credited service after December 31, 2000, percentages are structured as follows:

Age During the Year	On Total Final Average Pay	On Final Average Pay in Excess of Covered Compensation(1)
Less than 30	2%	2%
30-34	3%	2%
35-39	4%	2%
40-44	5%	2%
45	7%	2%
46-49	7%	6%
50-54	10%	6%
55-59	13%	6%
60 or older	16%	6%

(1)	Covered compensation is a 35-year average of the maximum earnings recognized in calculating Social Security benefits. For 2012, the amount of covered compensation for an individual attaining age 65 was $67,200, while for an employee age 35 or younger it was $110,100.

Prior to 2001, the Pension Plan operated under a traditional annuity formula (a normal retirement benefit equal to 1% of final average pay and 0.65% of such pay in excess of covered compensation for each of the first 30 years of credited service plus 0.75% of average pay for any additional years). As part of the transition to the pension equity formula, as of December 31, 2000:

•

Accrued benefits under the traditional annuity formula were converted to an initial pension equity percentage by calculating the lump sum value of the normal retirement annuity and dividing by the average annual pay at that time.

•

Anyone who had 5 years of participation and whose age plus vesting service equaled at least 50 years was entitled to additional pension equity credits of 4% of final average pay per year for up to 15 years of credited service.

•

Anyone who had at least five years of vesting service and had attained age 50 was entitled to a benefit under the pre-2001 formula if that benefit was more valuable than the benefits calculated under the new formula.

Nonqualified Pension Plan

The Nonqualified Pension Plan is maintained to make up for benefits that cannot be paid under the tax-qualified Pension Plan due to Internal Revenue Code limitations on the amount of compensation that may be considered and the amount of benefit that may be paid. The Company has not considered granting additional years of service to executive officers under the plan and, therefore, does not currently have a policy on such grants. For the most part, the Nonqualified Pension Plan uses the same formulas and other computation elements as the Pension Plan with certain exceptions, including the following:

1)  The Pension Plan uses net compensation after deferrals under the current ECRIP, and the Nonqualified Pension Plan uses total eligible compensation (generally, salary and non-equity incentive compensation).

2)  The Nonqualified Pension Plan provides that a participant who leaves the Company, other than upon retirement, may forfeit any plan benefits based on eligible compensation above the maximum amount ($250,000 in 2012) that may be recognized under a tax-qualified plan.

3)  In addition to the annuity and lump sum options available under the Pension Plan, a participant in the Nonqualified Pension Plan may elect to receive fixed monthly installments over 2 to 20 years. If the executive left employment prior to death, disability or retirement, or if the plan is terminated in conjunction with a change in control, the benefit from the Nonqualified Pension Plan would be paid as a lump sum.

Nonqualified Deferred Compensation

In 1985, the Company established an Executive Contributory Retirement Income Plan (the “1985 ECRIP”), which offered designated executives an opportunity to defer a portion of their salary and non-equity incentive earned in 1985 through 1989 to a deferred compensation account, to receive the matching contributions they would otherwise receive if such deferrals had been made under our tax-qualified Savings and Investment Plan (in lieu of any matching contributions under that plan) and to receive a rate of interest on the account based on the monthly Moody’s Long-Term Corporate Bond Yield Average (the “Moody’s Rate”). With certain exceptions, the 1985 ECRIP account is paid in monthly installments over 15 years following a death, disability or retirement event and in a lump sum following any other termination of employment. Mr. Speer was designated as eligible for the 1985 ECRIP.

In 1993, the Company established a new Executive Contributory Retirement Income Plan (the “Current ECRIP” and, together with the 1985 ECRIP, the “ECRIP”), which has most of the same features as the 1985 ECRIP. All of the NEOs are eligible for the Current ECRIP. A Current ECRIP participant can defer from 6%-50% of his or her salary and from 6%-85% of his or her non-equity (annual and CGP) incentive, with the applicable matching contribution on either component under the Savings and Investment Plan formula (in lieu of any matching contributions under that plan). Deferrals under the Current ECRIP reduce the compensation that may be recognized under the Savings and Investment Plan and the tax-qualified Pension Plan.

The Current ECRIP has a limit on the amount of interest under the Moody’s Rate that would be recognized (12% annualized, or 15.6% for amounts eligible to receive 130% of the Moody’s Rate), a return of deferral feature whereby an individual could elect to receive a return of the principal amount deferred after a period of at least five years, and options for payment following death, disability or retirement as a lump sum or in monthly installments over 2 to 20 years.

The following table sets forth ECRIP account information for each NEO during fiscal year 2012. Other than the distributions described below, there were no withdrawals by, or distributions to, an NEO under the ECRIP in 2012.

Name	Executive Contributions in 2012 ($)(1)	Registrant Contributions in 2012 ($)(2)	Aggregate Earnings in 2012 ($)(3)	Aggregate Balance at December 31, 2012 ($)(3)(4)	Aggregate Distributions in 2012 ($)(5)
E. Scott Santi	$131,390	$ 45,987	$ 72,735	$1,470,206
David B. Speer	$658,694	$115,272	$536,757	$ 271,616	$11,016,082
Ronald D. Kropp	$ 69,391	$ 40,478	$ 38,547	$ 779,451	$ 9,078
David C. Parry	$161,392	$ 42,644	$190,711	$3,696,355
Craig A. Hindman	$116,217	$ 34,524	$200,678	$3,807,054
Roland M. Martel	$183,292	$ 32,076	$140,624	$2,760,549

(1)	Includes deferrals of 2012 salary reflected in the Salary column of the Summary Compensation Table (Mr. Santi, $49,518; Mr. Speer, $221,773; Mr. Kropp, $24,089; Mr. Parry, $42,736; Mr. Hindman, $52,734; and Mr. Martel, $66,163). Also includes deferrals of 2011 executive incentive amounts paid in 2012 reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2011 (Mr. Santi, $81,873; Mr. Speer, $436,921; Mr. Kropp, $45,302; and Mr. Parry $118,656).

(2)	These amounts are also included in the All Other Compensation column of the Summary Compensation Table for 2012.

(3)	Footnote 4 to the Summary Compensation Table sets forth above-market interest for 2012 included in aggregate earnings in this table. If Mr. Santi’s employment is terminated prior to him being “retirement eligible,” he will forfeit above-market interest of $13,151 for 2012 and $114,742 in the aggregate. If Mr. Kropp’s employment is terminated prior to him being “retirement eligible,” he will forfeit above-market interest of $6,820 for 2012 and $53,792 in the aggregate. Above-market interest was discontinued for amounts deferred after December 31, 2009.

(4)	In addition to the Company’s contributions shown in the table above, and excess interest as disclosed for 2012 in footnote 4 to the Summary Compensation Table, the following amounts of executive and Company contributions to the ECRIP and excess interest are reported as compensation in the Summary Compensation Table for 2011 and 2010:

Footnote 4 Table

Name	Year Ended December 31, 2011	Year Ended December 31, 2010
E. Scott Santi	$180,294	$ 70,330
David B. Speer	$924,273	$515,601
Ronald D. Kropp	$ 95,393	$ 79,110
David C. Parry	$359,578	*
Craig A. Hindman	*	*
Roland M. Martel	*	*

*	Mr. Parry was not an NEO in 2010. Messrs. Hindman and Martel were not NEOs in 2010 or 2011.

(5)	Mr. Speer’s beneficiary received a distribution under the plan as a result of Mr. Speer’s death. Mr. Kropp received a distribution under the return of deferral feature of the plan.

Retirement under the ECRIP is defined as having attained age 55 with at least 10 years of service, or age 65 with at least 5 years of service. If an ECRIP participant’s employment ends due to retirement, death, or disability, the entire 1985 ECRIP and amounts deferred to the Current ECRIP prior to January 1, 2010 would receive interest crediting of 130% of the Moody’s Rate. Amounts deferred to the Current ECRIP after December 31, 2009 are not eligible to receive 130% of the Moody’s Rate and would receive interest crediting at 100% of the Moody’s Rate. If the executive leaves employment due to termination prior to February 15, 2014, his ECRIP accounts would be paid in a lump-sum after being credited with 100% of the Moody’s Rate (in lieu of 130% where applicable), with all employer contributions being subject to forfeiture if the termination is for cause. After February 15, 2014, such executive’s account would be distributed in accordance with his distribution election. During 2012, the Moody’s Rate applied to ECRIP accounts ranged from 4.07% to 4.49% for amounts eligible for 100% of Moody’s, and 5.29% to 5.83% for amounts eligible for 130% of Moody’s.

If the plans are terminated in conjunction with a change in control, participants would receive their 1985 ECRIP in monthly installments over 15 years (with certain exceptions) and their Current ECRIP as a lump sum, as if a retirement event had occurred.

Potential Payments upon Termination or Change in Control

Payments and benefits received by NEOs upon termination are governed by the arrangements described below and, except for Mr. Speer, quantified at the end of this section. We have estimated the amounts involved assuming that the termination became effective as of the last business day of fiscal year 2012. The actual amounts to be paid out can only be determined at the time of the NEOs departure from the Company. Payments and benefits due as a result of Mr. Speer’s death are set forth immediately below.

Payments and Benefits to Former Chief Executive Officer

As a result of Mr. Speer’s death on November 17, 2012, payment from the nonqualified retirement plans (ECRIP and the Nonqualified Pension Plan) commenced to Mr. Speer’s beneficiary according to each plan’s applicable provisions, beneficiary designations, and distribution elections. A payment in the amount of $12,010,930 from the Nonqualified Pension Plan included an additional $912,838 benefit discussed in footnote 4 of the Summary Compensation Table. A payment from the ECRIP is shown in the Nonqualified Deferred Compensation table. Mr. Speer’s annual incentive award for 2012 was $1,718,789, and the 2010

CGP long-term cash award payout for Mr. Speer was $1,304,083. Mr. Speer’s outstanding options were amended to extend the exercise period to equal the period that would have applied had Mr. Speer retired. The incremental value of this modification to outstanding options, as discussed in footnotes 5, 6 and 7 of the Grants of Plan-Based Awards table, was $5,318,271. The following unvested options became vested upon Mr. Speer’s death:

Grant Date	Grant Price	Expiration Date	Options
2/14/2012	$55.97	1/31/2016	33,270
2/10/2012	$55.71	2/9/2022	391,986
2/11/2011	$55.81	2/10/2021	243,112
2/12/2010	$43.64	2/11/2020	231,491
2/13/2009	$35.12	2/12/2019	108,398

The following outstanding PRSU and CGP Awards vested upon Mr. Speer’s death pursuant to their respective grant terms, but are still subject to the performance goals that determine payout levels. If the performance goals are met, the following shares and amounts become payable at the end of the three-year performance period of each grant:

Grant Date	PRSU	CGP Target
2/10/2012	48,465 shares	$1,800,000
2/11/2011	43,003 shares	$1,600,000
2/12/2010	50,871 shares	$1,304,083*

*Payout based on actual achievement level.

Executive Incentive Plan

The Executive Incentive Plan provides that if a participant is employed as of the last day of the fiscal year, he or she would receive any amounts earned under the Executive Incentive Plan for that fiscal year. In the event an NEO becomes permanently disabled or dies, the NEO would be eligible for a possible payout under the Executive Incentive Plan. If termination of employment other than for death, disability, retirement or change in control occurs prior to the last day of the fiscal year, a participant forfeits his or her award; however, the Compensation Committee has the discretion to award an amount prorated for the portion of the fiscal year that the participant was employed. Actual amounts earned based on performance by the NEOs in 2012 are discussed in more detail above in “Compensation Discussion and Analysis — Annual Cash Incentives.”

ITW Retirement Accumulation Plan and Nonqualified Pension Plan

NEOs who are terminated for any reason receive their benefits under the ITW Retirement Accumulation Plan and Nonqualified Pension Plan as described in the Pension Benefits table above.

Executive Contributory Retirement Income Plan

NEOs who are terminated for any reason receive contributions and accumulated earnings as outlined in the Nonqualified Deferred Compensation section above.

Long-Term Incentive Plan

Stock Options and Performance Restricted Stock Units: In the event of a termination upon death or disability, all unvested options and PRSUs held by the NEOs would immediately vest. In the event of a termination upon retirement (defined as termination after (1) age 62 and 10 years of service for grants prior to 2009; or (2) age 62 with 10 years of service or age 65 with 5 years of service for grants made in 2009 or later), unvested options and PRSUs granted more than one year prior to retirement would immediately vest, and unvested options and PRSUs granted within one year prior to retirement would become 25% vested. No NEO was eligible for retirement as of December 31, 2012. In the event of a change in control, unvested options and PRSUs granted before 2011 would immediately vest, and unvested options and PRSUs granted in 2011 or later that are continued or replaced would only vest upon a termination of employment after a change in control. In the case of PRSUs, all such vesting events are subject to the achievement of performance goals. For all NEOs, in the event of a termination other than upon retirement, death, disability or a change in control, any unvested options and PRSUs held on such date by the NEOs would be forfeited.

Long-Term Cash Award “CGP”: In the event of a termination upon death or disability, the CGP award would vest at 100% of the actual performance level achieved and be paid after the end of the performance period. In the event of a termination upon retirement (defined as termination after (1) age 62 and 10 years of service for grants prior to 2009; or (2) age 62 with 10 years of service or age 65 with 5 years of service for grants made in 2009 or later), the CGP award would vest pro-rata and be paid after the end of the performance period. No NEO was eligible for retirement as of December 31, 2012. In the event of an actual or constructive termination following a change in control, the CGP award would vest pro-rata and be paid at the target level (or actual achievement level if greater) under the terms of the 2011 Change-in-Control Severance Policy. For all NEOs, in the event of a termination other than upon retirement, death, disability or a change in control, the unvested CGP award held on such date by the NEOs would be forfeited.

Change-in-Control Severance Policy

Prior to 2011, we did not have any plans or agreements especially for executive officers regarding termination of employment or a change in control of the Company. Effective January 1, 2011, the Company adopted the 2011 Change-in-Control Severance Compensation Policy, which provides that, upon an actual or constructive termination following a change in control of the Company, the NEOs and other elected officers would be entitled to receive: (i) two times annual cash compensation (base salary plus average annual incentive pay over the prior three years); (ii) a prorated amount of that year’s annual incentive bonus at the target level (or actual achievement level if greater); and (iii) a prorated amount of the value of any long-term cash incentive awards at the target level (or actual achievement level if greater).

Payments and Benefits Assuming Termination as of December 31, 2012

The payments and benefits for the NEOs other than Mr. Speer under each termination scenario are outlined below.

Termination and Change-in-Control Payments and Benefits

Benefit or Payment	Retirement	Death/ Disability	Change in Control	Other
Executive Incentive Plan(1)(2)	Pro-rata vesting	Pro-rata vesting	See Change-in-Control Severance Policy	No
Executive Contributory Retirement Income Plan(1)	Yes	Yes	Yes	Yes
Retirement Accumulation Plan and Nonqualified Pension Plan(1)	Yes	Yes	Yes	Yes
Vesting of Unvested Performance Restricted Stock Units(2)(3)	Pre-2012 grants – 100% vesting(4) Post 2011 grants – 25% vesting (4)	100% vesting(4)	Pre-2011 grants — 100% vesting Post 2010 grants — 100% vesting, subject to double-trigger(5)	No
Vesting of Unvested Stock Options(3)	Pre-2012 grants – 100% vesting (4) Post 2011 grants – 25% vesting(4)	100% vesting		No
Payment of Long-Term Cash (CGP)(2)(3)	Pro-rata vesting(4)	100% vesting(4)	Pre-2011 grants —pro-rata vesting Post 2010 grants — pro-rata vesting, subject to double-trigger(5)	No
Change-in-Control Severance Policy	No	No	2 years’ salary & annual incentive, and a pro rata payout of outstanding cash incentives subject to double trigger(6)	No
(1)	Retirement for these awards is defined as termination after age 55 and 10 years of service.

(2)	All vesting for these awards is subject to achievement of performance goals, except for termination upon death or disability.

(3)	Retirement for these awards is defined as termination after: (a) age 62 and 10 years of service for grants prior to 2009; or (b) age 62 with 10 years of service or age 65 with 5 years of service for grants made in 2009 or later.

(4)	Vesting is limited to the extent that the performance level for the award is achieved. If the minimum performance level is not achieved, the award is forfeited.

(5)	Double-trigger vesting occurs for awards that are continued or replaced if actual or constructive termination occurs within two years of a change in control of the Company.

(6)	Double trigger occurs upon actual or constructive termination within two years of change in control.

The following table outlines the value of payments and benefits that the NEOs other than Mr. Speer would receive pursuant to the 2011 Long-Term Incentive Plan and the 2011 Change-In-Control Severance Compensation Policy under various termination scenarios assuming that termination occurred as of the last business day of fiscal 2012. For purposes of this table, CGP payment is assumed at target level. The value of unvested stock options and PRSU’s, if accelerated upon a change in control or termination, is determined using the excess, if any, of $60.81 (the closing price of ITW common stock on December 31, 2012) over the option exercise price.

Name	Retirement ($)(1)	Death/Disability ($)	Change in Control ($)	Other ($)
E. Scott Santi	$5,055,875	$12,135,525	$15,281,340	$5,055,875
Ronald D. Kropp	$2,977,468	$7,875,879	$9,517,041	$2,977,468
David C. Parry	$3,503,796	$8,381,620	$10,281,712	$3,503,796
Craig A. Hindman	$3,761,794	$7,555,608	$9,238,047	$3,761,794
Roland M. Martel	$3,200,426	$6,560,659	$8,162,133	$3,200,426

(1)	Retirement for this purpose is retirement of the executive at December 31, 2012. No NEO had reached retirement age under the Long-Term Incentive Plan as of that date.

Stock options, PRSUs and CGP awards, whether vested or unvested, are subject to forfeiture if the holder competes with, or divulges confidential information about, the Company, or if the Compensation Committee determines that the holder engaged in gross misconduct or conduct that is against the business interests of the Company. Awards granted after January 1, 2011 are also subject to forfeiture, in whole or in part, in order to comply with applicable law, regulation, stock exchange or accounting rule, or in order to comply with the Company clawback policy.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012 about the Long-Term Incentive Plan (formerly known as the 2006 Stock Incentive Plan).

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	14,488,640(1)	$48.50	29,143,301

(1)	Includes directors’ deferred shares, and shares subject to RSUs and PRSUs.

Compensation Committee Report

The Compensation Committee of the Board of Directors hereby furnishes the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2012.

This report is submitted on behalf of the members of the Compensation Committee:

James A. Skinner, Chairman

Susan Crown

James W. Griffith

Robert S. Morrison

Kevin M. Warren

Certain Relationships and Related Transactions

We review related-party transactions in accordance with our Statement of Principles of Conduct, by-laws and Corporate Governance Guidelines rather than a separate written policy. A related-party transaction is a transaction involving the Company and any of the following persons: a director, director nominee or executive officer of the Company; a holder of more than 5% of ITW common stock; or an immediate family member or person sharing the household of any of these persons.

Our Statement of Principles of Conduct states that our directors, officers and employees must avoid engaging in any activity, such as related-party transactions, that might create a conflict of interest or a perception of a conflict of interest. These individuals are required to raise for consideration any proposed or actual transaction that they believe may create a conflict of interest. Our by-laws provide that no related-party transaction is void or voidable solely because a director has an interest if (1) the material facts are disclosed to or known by the Board of Directors and the transaction is approved by the disinterested directors or an appropriate Board committee comprised of disinterested directors, (2) the material facts are disclosed to or known by the stockholders and the transaction is approved by the stockholders, or (3) the transaction is fair to the Company as of the time it is approved. Our Corporate Governance Guidelines provide that the Board will apply established Categorical Standards for Director Independence in making its independence determinations. Under the standards, certain relationships between the Company and a director would preclude a director from being considered independent.

On an annual basis, each director and executive officer completes a Directors’ and Officers’ Questionnaire, which requires disclosure of any transactions with the Company in which he or she, or any member of his or her immediate family, has a direct or indirect material interest. The Corporate Governance and Nominating Committee reviews these questionnaires and discusses any related-party transaction disclosed therein.

In addition, under its charter, the Audit Committee is responsible for reviewing, approving, ratifying or disapproving all proposed related-party transactions that, if entered into, would be required to be disclosed under the rules and regulations of the SEC. In reviewing related-party transactions, the Audit Committee considers the factors set forth in our Statement of Principles of Conduct, by-laws and Corporate Governance Guidelines, as well as other factors, including the Company’s rationale for entering into the transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, and the potential for an actual or apparent conflict of interest. No member of the Audit Committee having an interest in a related-party transaction may participate in any decision regarding that transaction.

We maintain a commercial banking relationship with The Northern Trust Company and its wholly owned subsidiaries. The Northern Trust Company is a wholly owned subsidiary of Northern Trust Corporation and beneficially owns approximately 10.1% of our common stock. Ms. Susan Crown and Mr. David B. Smith, Jr., directors of the Company, are also directors of Northern Trust Corporation and The Northern Trust Company. In 2012, The Northern Trust Company provided the following services to the Company: credit services, treasury and investment management services, trade services, credit enhancement or payment guaranty, acting as agent or fiduciary, consulting services, risk management services, securities lending services and broker dealer services. In addition, The Northern Trust Company serves as the trustee under the Company’s principal pension plans. The banking and trustee relationships with The Northern Trust Company are conducted in the ordinary course of business on an arms-length basis. Banking, investment management, trustee and other administrative fees paid to The Northern Trust Company or affiliates by the Company were approximately $3 million in 2012.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of seven independent directors, as defined in the listing standards of the New York Stock Exchange. In addition, the Board of Directors has determined that all Audit Committee members are “financially literate” and meet the Securities and Exchange Commission criteria of “audit committee financial expert.” The Audit Committee operates under a written charter adopted by the Board of Directors, which was most recently reviewed by the Audit Committee in February 2013.

The Audit Committee is responsible for providing oversight to the Company’s financial reporting process through periodic meetings with ITW’s independent registered public accountants, internal auditors and management in order to review accounting, auditing, internal control and financial reporting matters. The Audit Committee is also responsible for assisting the Board in overseeing: (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent registered public accounting firm’s qualifications, independence and performance; (d) the Company’s overall risk policies and practices; and (e) the performance of the Company’s internal audit function. Company management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on Company senior management, including senior financial management, and ITW’s independent registered public accounting firm.

The following is the report of the Audit Committee.

We have reviewed and discussed with senior management the audited financial statements of the Company. Management has confirmed to the Audit Committee that the financial statements have been prepared in conformity with generally accepted accounting principles.

We have reviewed and discussed with senior management their assertion and opinion regarding the Company’s internal controls. Management has confirmed to the Audit Committee that internal controls over financial reporting have been appropriately designed, and are operating effectively to prevent or detect any material financial statement misstatements. We have also reviewed and discussed with Deloitte & Touche LLP, ITW’s independent registered public accounting firm, its audit and opinion regarding the Company’s internal controls.

We have reviewed and discussed with Deloitte & Touche LLP the matters required to be discussed by AU Section 380 (Communication with Audit Committees) under which Deloitte & Touche LLP must provide us with additional information regarding the scope and results of its audit of the Company’s financial statements. This information includes: (1) Deloitte & Touche LLP’s responsibility under generally accepted auditing standards; (2) significant accounting policies; (3) management judgments and estimates; (4) any significant audit adjustments; (5) any disagreements with management; and (6) any difficulties encountered in performing the audit.

We have received from Deloitte & Touche LLP a letter providing the disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence with respect to any relationships between Deloitte & Touche LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. Deloitte & Touche LLP has discussed its independence with us, and has confirmed in the letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

The Audit Committee also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Pamela B. Strobel, Chairman

Daniel J. Brutto

James W. Griffith

Robert C. McCormack

David B. Smith, Jr.

Kevin M. Warren

Anré D. Williams

Ratification of the Appointment of

Independent Registered Public Accounting Firm

The Audit Committee has engaged Deloitte & Touche LLP to serve as ITW’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Deloitte & Touche LLP has been employed to perform this function for the Company since 2002.

Audit Fees

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) will bill us approximately $13,541,000 for professional services in connection with the 2012 audit of the annual financial statements and internal controls, as compared with $13,608,000 for the 2011 audit. These fees relate to: (i) the audit of the annual financial statements included in our Annual Report on Form 10-K; (ii) the review of the quarterly financial statements included in our Quarterly Reports on Form 10-Q; (iii) the internal controls audit; and (iv) statutory audits.

Audit-Related Fees

During 2012 and 2011, the Deloitte Entities billed us approximately $4,104,000 and $2,852,000, respectively, for audit-related services. These fees relate to work performed with respect to divestiture audits, acquisition-related due diligence and other technical accounting assistance.

Tax Fees

Tax fees for 2012 and 2011 include work performed by the Deloitte Entities with respect to tax compliance services, such as assistance in preparing various types of tax returns globally ($2,848,000 and $3,206,000, respectively) and tax planning services, often related to our many acquisitions and restructurings ($1,375,000 and $828,000, respectively).

All Other Fees

Fees for other accounting services rendered by the Deloitte Entities were $0 and $8,000, respectively, for 2012 and 2011.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies and procedures for pre-approval of all audit and non-audit related work to be performed by ITW’s independent registered public accounting firm. As a part of those procedures, the Audit Committee performs a qualitative analysis of all non-audit work to be performed by our independent registered public accounting firm. Each year, the Audit Committee receives a detailed list of the types of audit-related and non-audit related services to be performed, along with estimated fee amounts. The Audit Committee then reviews and pre-approves audit work and certain categories of tax and other non-audit services that may be performed. In conducting its analysis, the Audit Committee carefully contemplates the nature of the services to be provided and considers whether such services: (i) are prohibited under applicable rules; (ii) would result in our accountants auditing their own work; (iii) would result in our accountants performing management functions; (iv) would place our accountants in a position of acting as an advocate for the Company; or (v) would present a real risk of a conflict of interest or otherwise impair our accountants’ independence. The Audit Committee also annually pre-approves the budget for annual GAAP, statutory and benefit plan audits. Company management provides quarterly updates to the Audit Committee regarding year-to-date expenditures versus budget for audit and non-audit services. The Audit Committee also considers whether specific projects or expenditures could potentially affect the independence of ITW’s independent registered public accounting firm.

Although we are not required to do so, we believe that it is appropriate for us to request stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment. Representatives of Deloitte & Touche LLP will be present at our Annual Meeting and will have the opportunity to make a statement and respond to questions.

The Board of Directors recommends a vote “FOR” ratification of the appointment of

Deloitte & Touche LLP.

Advisory Vote on Executive Compensation

In accordance with the recommendation by the Board and the preference expressed by our stockholders at the 2011 Annual Meeting, the Company has an advisory vote on executive compensation annually. The Company is seeking your advisory vote on our executive compensation, as disclosed in the “Compensation Discussion and Analysis” section, the compensation tables and any related material disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. The Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation, but because your vote is advisory, it will not be binding on the Compensation Committee, the Board or the Company.

We believe that our executive compensation program is competitive and strongly aligned with the long-term interests of our stockholders. Our executive compensation programs support our decentralized company structure and have played a material role in our ability to drive strong financial results, as well as motivate, attract and retain a highly experienced, successful management team. These programs have been designed to promote a performance-based culture. At least 87% of each of our NEOs’ 2012 compensation was performance based, with the majority of performance-based compensation being in the form of long-term incentives. The Company has in the past sought and obtained stockholder approval of our incentive plan performance metrics. Our incentive programs are directly linked to key Company metrics such as income, return on invested capital, revenue growth, strategic long-term objectives of the Company and importantly, ITW’s stock price performance.

ITW achieved strong results in 2012 versus 2011 as the Company focused on its 2012-2017 Enterprise Strategy through its three key initiatives announced in 2012: Portfolio Management, Business Structure Simplification, and Strategic Sourcing. The Company’s 2012 operating revenues of $17.9 billion compare to $17.8 billion in 2011 and $15.4 billion in 2010. Divestitures reduced revenues in 2012, which reflect the Company’s ongoing focus on divesting businesses that are no longer aligned with its enterprise strategies and long-term objectives. On October 31, 2012, the Company divested a 51% interest in its Decorative Surfaces segment.

Organic revenues, or base revenues, increased 1.7% in 2012 versus 2011. Operating margins for 2012 were 15.9%, compared to 15.4% in 2011 and 14.6% in 2010. In addition, the closing price of our stock was $46.71 at the end of 2011 and $60.81 at the end of 2012, an increase of 30.2%.

Despite the challenges in the macroeconomic environment, ITW’s core capabilities (80/20 business model, sustainable differentiation, and our entrepreneurial culture) drove profitable growth in a slower growth economy. We leverage these core capabilities as we execute our key strategic initiatives, and we believe that each element of our compensation structure plays an important role in motivating our employees to achieve profitable growth with strong returns on capital.

Maintaining a high level of corporate governance over our executive pay programs is important to us. We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are consistent with our values and within the norm of a range of market practices. In addition, we have responded to both the economic environment and new government regulations. Examples of changes to our compensation practices related to the compensation of our NEOs are:

•	Leadership Change

¡

In October 2012, E. Scott Santi was promoted to President and Chief Operating Officer, or COO. In addition, Mr. Santi was appointed acting Chief Executive Officer, or CEO, due to Mr. Speer’s medical leave of absence.

¡	Mr. Speer served as Chairman and CEO until his death on November 17, 2012. Mr. Santi was elected President and CEO on November 18, 2012 to succeed Mr. Speer.

•	Base Salary

¡

Mr. Santi, in recognition of his promotions first to President and COO then to President and CEO, received base salary increases to $800,000 and $1 million, respectively. Our other NEOs received salary increases in 2012 in the range of 2% to 4%.

•	Annual Incentive Plan

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In 2011, the payment provisions upon a change in control of the Company were changed for awards made after March 1, 2011. First, payment will now only occur following both a change in control and termination of employment (a “double-trigger”) for awards that are continued or replaced, and second, the payment amount was reduced to payment at Target (or actual achievement, if greater) from payment at Maximum award levels.

•	Long-Term Incentive Plan

¡

In 2013, the weighting of the long-term incentive award components was adjusted to decrease the stock option component in order to emphasize key financial performance metrics. In 2012, the weighting was 50% stock options, 30% PRSUs and 20% long-term cash, or CGP, for all NEOs. For 2013, the weighting for the CEO is 40% stock options, 30% PRSUs and 30% CGP, and the weighting for the other NEOs is 33% each for options, PRSUs and CGP.

¡

For 2013, we added operating margins as a third metric to our CGP award to more closely align this award with the Company’s 2012-2017 enterprise strategy and increased the weighting of this award as described above.

¡

2012 was the final year in the three-year performance cycle of the first CGP awards granted in 2010. The goals for CGP grants made prior to 2012 were based 50% on ROIC and 50% on revenue. The 2012 grants were based 60% on ROIC and 40% on revenue in order to place more emphasis on profitable growth, and the 2013 grants were based 40% on operating margins, 30% on ROIC and 30% on revenue growth to better align the award with our enterprise strategy as described above.

¡	Effective in 2011, we amended the plan to:

¯	require a “double trigger” rather than a single trigger for payment after a change in control for awards that are replaced or continued,

¯	prohibit the Company’s purchase of underwater options,

¯	provide that awards are subject to any Company policy regarding the recovery of erroneously awarded incentive-based compensation,

¯	add a 10-year term limit on SARs,

¯	provide that interest/dividends on shares subject to outstanding grants are subject to the same vesting and performance requirements as the underlying grant,

¯	add a minimum 3-year vesting on restricted full-value stock awards (1-year if performance based), and

¯	change the plan name to the 2011 Long-Term Incentive Plan.

•	Policies

¡	In 2013, we amended our Hedging Policy to prohibit future pledges of ITW stock after April 1, 2013.

¡	In 2013, we excluded pledged shares from the determination of stock ownership guideline compliance.

¡	In 2011, we adopted a Compensation Recovery Policy (a “clawback policy”) and increased the guideline for stock ownership for our CEO to six times base salary from five; and

¡

Effective in 2011, created a double trigger change-in-control severance policy by providing our elected officers severance at two-times annual cash compensation (base salary plus average annual incentive) and a pro rata payout of outstanding cash incentive awards upon an actual or constructive termination following a change in control, with no tax gross-ups.

•	Perquisites:

¡	Except for the personal use of private aircraft by our former CEO, which was done at the request of our Board for health reasons, our executives have received no perquisites since 2008.

•	Compensation Governance

¡

The Compensation Committee engaged an independent advisor, Frederic W. Cook & Co., Inc. (“Cook”), to work on its behalf in cooperation with management to review ITW’s executive compensation program, confirm appropriateness of our comparison (peer) companies, and assess our compensation governance process.

¡

With Cook, we reviewed our programs and believe that our compensation programs and policies are not designed to encourage our employees to take unnecessary or excessive risks that could harm the long-term value of the Company.

¡

Response to 2012 “Say on Pay” advisory stockholder vote: at our 2012 Annual Meeting, our stockholders approved the compensation of our NEOs with 97.0% of the total votes cast in favor of our executive compensation.

¡

The Company’s recommendation in 2011 that the advisory vote on our executive compensation take place annually was approved, on an advisory basis, by our stockholders, and the Board therefore intends to continue to hold an advisory vote to approve the Company’s executive compensation annually.

The Compensation Committee of our Board of Directors has overseen the development of our executive compensation programs, which is more fully described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. We encourage you to closely review this information before voting on the compensation we paid to our NEOs in 2012. We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives, as well as to support our culture and values that have served us well for over 100 years.

We ask our stockholders to approve, on an advisory basis, the compensation of our NEOs by voting “FOR” the following resolution:

Resolved, that the compensation of the named executive officers of Illinois Tool Works Inc. (the “Company”) as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission under “Compensation Discussion and Analysis,” in the Summary Compensation Table, the related compensation tables and the related narrative disclosures in the Company’s proxy statement for its 2013 Annual Meeting, is hereby approved.

The Board of Directors recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers.

Stockholder Proposal Requesting Simple Majority Vote Right

Mr. William Steiner, whose address is 112 Abbottsford Gate, Piermont, NY 10968, is the beneficial owner of at least $2,000 in market value of securities entitled to be voted at the Annual Meeting, and has appointed John Chevedden to act on his behalf with respect to the following resolution. The proposed resolution and supporting statement are followed by a statement and a recommendation from the Company’s Board of Directors. The Company’s Board of Directors accepts no responsibility for the proposed resolution and supporting statement.

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Supporting Statement:

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included James McRitchie and Ray T. Chevedden.

Currently a 1%-minority can frustrate the will of our 66% shareholder majority. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, downgraded its rating of ITW to “C” for increased concern regarding our directors’ qualifications and ongoing concern over executive pay—$12 million for our former CEO.

GMI said our highest-paid executives received stock options that simply vested over time, performance-based restricted stock units, and long-term cash awards. Equity pay given as a long-term incentive should include performance-vesting requirements and market-priced stock options could provide rewards due to a rising market alone, regardless of an executive’s performance. Long-term cash awards did nothing to link executive performance with long-term shareholder value. Finally, 40% of annual incentive pay for our highest-paid executives continued to be based on our executive pay committee’s subjective opinion.

Susan Crown and Robert McCormack were both on the Northern Trust Corporation board. Such intra-board relationships could compromise the independence of our directors. Plus their independence was further eroded by 18-years long-tenure at ITW and they controlled 3 seats on our most important board committees. Added to this – David Smith was our 3rd director on the Northern Trust board and Mr. Smith was on our audit committee.

Please encourage our board to respond positively to this proposal to protect shareholder value:

Board of Directors Statement in Opposition:

The Board recommends a vote AGAINST this proposal.

The Board believes that the supermajority voting standards under ITW’s Amended and Restated Certificate of Incorporation and Bylaws (collectively, governance documents) are appropriate for ITW. Under ITW’s existing governance documents, a simple majority vote requirement already applies to most matters submitted for stockholder approval. Our governance documents require the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote for a few, but important, matters of corporate structure and governance. These matters include: (i) approval of certain business combinations with certain stockholders that own 10% or more of the Company’s shares, (ii) an alteration, amendment or repeal, or any new provision, inconsistent with certain provisions of our governance documents; and (iii) the proposed liquidation or dissolution of ITW by certain 10% stockholders. The Board believes that the higher voting requirements are more representative of the interests of all stockholders and are advisable in these limited circumstances for a variety of reasons, the most relevant of which are described below.

The Board strongly believes that extraordinary transactions and fundamental changes to corporate governance should have the support of a broad consensus of ITW stockholders rather than a simple majority. Our governing documents were intentionally created to include a supermajority vote standard that would apply to the areas described above because of their importance to ITW.

The supermajority voting provisions relating to business combinations apply to, among other matters, the sale or merger of the Company and a sale or purchase of a substantial amount of assets involving an interested stockholder. A higher vote requirement makes it more difficult for any group to take advantage of short-term fluctuations in the price of ITW stock by making an unsolicited bid to acquire ITW shares at a time when the market value of our shares is temporarily depressed. These voting provisions protect ITW’s stockholders by encouraging persons or firms making unsolicited takeover bids to negotiate directly with the Board. The Board believes that this helps to protect stockholders, particularly those individuals holding ITW stock for its dividend income and long-term value potential, against the self-interested actions of short-term investors and sophisticated business professionals. Accordingly, the supermajority voting standards help to safeguard the long-term interests of ITW and its stockholders.

Our Board has a fiduciary duty to act in the best interests of our stockholders. Potential bidders, on the other hand, do not have the same fiduciary duty as directors. Eleven out of twelve members of our Board have been determined to be independent under the procedures established by New York Stock Exchange listing requirements. We believe that our independent board members are in the best position to evaluate the financial adequacy of a proposed bid for the Company against the Company’s longer term prospects, to protect stockholders against abusive takeover tactics and, as appropriate, to negotiate the best possible transaction for all stockholders.

Despite the challenges in the macroeconomic environment, ITW achieved strong results in 2012. Organic revenues, or base revenues, increased 1.7% in 2012 versus 2011. Operating margins for 2012 were 15.9%, compared to 15.4% in 2011 and 14.6% in 2010. In addition, the closing price of our stock was $46.71 at the end of 2011 and $60.81 at the end of 2012, an increase of 30.2%.

In April 2012, ITW disclosed the goals of its Enterprise Strategy over the next five years through implementation of its key initiatives: Portfolio Management, Business Structure Simplification and Strategic Sourcing. By focusing on its higher margin businesses with strong growth potential and seeking to divest those businesses that are less profitable with less growth potential, by combining and scaling up similar businesses and by leveraging the purchasing strength of our businesses, the Company is focused on achieving the following goals over the next five years: organic revenue growth of 200 basis points above global industrial production, operating margins of 20% or more, return on average invested capital of 20% or more, and free operating cash flow (net cash provided by operating activities less additions to plant and equipment) conversion of 100% or more. The Company has received broad support from many of its stockholders regarding these initiatives. If the Company were to receive an unsolicited bid to acquire the Company as it seeks to execute on its Enterprise Strategy, its Board should have the opportunity to evaluate the bid to determine its adequacy in light of the longer term prospects of the Company.

Elimination of these supermajority provisions would make it more difficult for the Company’s independent Board members to preserve and maximize value for all stockholders in the event of an unsolicited takeover bid by decreasing the acquirer’s incentive to negotiate with the Board and reducing the Board’s leverage in any such negotiations.

The Proponent suggests that the compensation paid to our former CEO is a cause of concern and that the long-term incentives awarded to our executives are inappropriate. He further suggests that the service of three of our directors on the board of the Northern Trust Corporation created an independence concern. We note that one of these directors, Mr. McCormack, is no longer on the Northern Trust Corporation board. Our Board reviews the third-party relationships of each of our directors annually and determines the independence of each. Further, we note that the Governance Risk Indicators (GRId) published by ISS Proxy Advisory Services assigned a rating of “Low Concern” to each of our corporate governance risk indicators (Board Structure, Compensation, Shareholder Rights and Audit) in 2012.

After careful consideration of this proposal, the Board has determined that retention of the supermajority voting provisions remains in the long-term best interests of the Company and its stockholders. The Board believes that the substantial benefits of these voting requirements do not come at the expense of prudent corporate governance. To the contrary, the voting requirements are designed to protect the interests of all stockholders. Moreover, the strong financial performance of the Company and the various corporate governance measures already implemented by the Board confirm the Board’s commitment to ensuring that the Company is governed in a manner that furthers the interests of all of its stockholders.

For the foregoing reasons, your Board of Directors believes that this proposal is not in the best interests of ITW or its stockholders and unanimously recommends that you vote “AGAINST” this proposal

APPENDIX A

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

I.  Introduction

To be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence. In addition, a director who is a member of the Company’s Audit Committee must meet the heightened criteria set forth below in Section IV to be considered independent for the purposes of membership on the Audit Committee. These categorical standards may be amended from time to time by the Company’s Board of Directors.

Directors who do not meet these categorical standards for independence can also make valuable contributions to the Company and its Board of Directors by reason of their knowledge and experience.

In addition, if a director meets the standards set forth below, a director will not be considered independent unless the Board of Directors of the Company affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making its determination, the Board of Directors shall broadly consider all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. For this purpose, the Board does not need to reconsider relationships of the type described in Section III below if such relationships do not bar a determination of independence in accordance with Section III below.

II.  Definitions

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When considering the application of the three-year period referred to in each of paragraphs III.1 through III.5 below, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

The “Company” includes any subsidiary in its consolidated group.

III.  Standards for Directors

The following standards have been established to determine whether a director of the Company is independent:

1.	A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

2.	A director who receives, or whose immediate family member receives, more than $120,000 during any twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 during any twelve-month period in such compensation. Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

3.	A director who is a current partner or employee of a firm that is the Company’s internal or external auditor, or whose immediate family member (1) is a current partner of such a firm, is not independent. A director who is or was, or whose immediate family member is or was, a partner or employee of such a firm and personally worked on the Company’s audit within the last three years is not independent.

(1)	For purposes of this Item 3 only, the term “immediate family member” shall mean a spouse, minor child or stepchild, or an adult child or stepchild sharing a home with the director.

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4.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

5.

A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold(2).

6.	Stock ownership in the Company by directors is encouraged and the ownership of a significant amount of stock, by itself, does not bar a director from being independent.

IV.  Standards for Audit Committee Members

In addition to satisfying the criteria set forth in Section III above, directors who are members of the Company’s Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following criteria:

1.	A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

2.	A director, who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, be an affiliated person of the Company.

3.	If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.

(2)

In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Company need not consider former employment of the director or immediate family member. Charitable organizations shall not be considered “companies” for purposes of this test, provided however that the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.

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ILLINOIS TOOL WORKS INC. ATTN: SHAREHOLDER RELATIONS 3600 WEST LAKE AVENUE GLENVIEW, IL 60026-1215

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 p.m., Central Daylight Time, on May 2, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m., Central Daylight Time, on May 2, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M54653-P36633-Z59335	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ILLINOIS TOOL WORKS INC.
The Board of Directors recommends you vote FOR all nominees:
1. Election of Directors	For	Against	Abstain
1a. Daniel J. Brutto	☐	☐	☐
1b. Susan Crown	☐	☐	☐		For	Against	Abstain
1c. Don H. Davis, Jr.	☐	☐	☐	1j. Pamela B. Strobel	☐	☐	☐
1d. James W. Griffith	☐	☐	☐	1k. Kevin M. Warren	☐	☐	☐
1e. Robert C. McCormack	☐	☐	☐	1l. Anré D. Williams	☐	☐	☐
1f. Robert S. Morrison	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3:
1g. E. Scott Santi	☐	☐	☐	2. Ratification of the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm for 2013.	☐	☐	☐
1h. James A. Skinner	☐	☐	☐	3. Advisory vote to approve executive compensation.	☐	☐	☐
1i. David B. Smith, Jr.	☐	☐	☐	The Board of Directors recommends you vote AGAINST proposal 4:
For address changes and/or comments, please check this box and write them on the back where indicated.			☐	4. Stockholder proposal to adopt simple majority vote right.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

ILLINOIS TOOL WORKS INC.

ANNUAL MEETING OF STOCKHOLDERS

FRIDAY, MAY 3, 2013

3:00 P.M. CDT

THE NORTHERN TRUST COMPANY (6TH FLOOR)

50 SOUTH LASALLE STREET

CHICAGO, ILLINOIS 60603

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com.

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M54654-P36633-Z59335

ILLINOIS TOOL WORKS INC.

ANNUAL MEETING OF STOCKHOLDERS

May 3, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Illinois Tool Works Inc. (“ITW”) hereby appoints Susan Crown, Robert S. Morrison, and Pamela B. Strobel, or any of them, with full power of substitution, to act as proxies at the Annual Meeting of Stockholders of ITW to be held in Chicago, Illinois on May 3, 2013 with authority to vote as directed by this Proxy Card at the meeting, and any adjournments of the meeting, all shares of common stock of ITW registered in the name of the undersigned. If no direction is made, this proxy will be voted FOR the election of each director nominee under Proposal 1, FOR Proposals 2 and 3, AGAINST Proposal 4, and FOR or AGAINST any other properly raised matter at the discretion of the proxies.

If the undersigned is a participant in the ITW Savings and Investment Plan or the ITW Bargaining Savings and Investment Plan, the undersigned is also instructing the trustee of those plans to vote the shares of ITW common stock attributable to the undersigned in such plans as instructed on the reverse side and, in the discretion of the trustee, upon such other business as may come before the meeting, and if no instructions are given, the trustee will vote the shares in the same proportion as the shares for which voting instructions have been received.

Change of Address:

(If you noted a change of address above, please mark corresponding box on the reverse side.) IMPORTANT – THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.